Exhibit 2.1

ASSET PURCHASE AGREEMENT

ACQUISITION OF BLUENOTES/THRIFTYS BUSINESS

BY

6295215 CANADA INC.

FROM

BLUENOTES LIMITED PARTNERSHIP

AND

RETAIL LICENSING COMPANY

 November 22, 2004

TABLE OF CONTENTS

Article 1......... INTERPRETATION.................................................................................... 2

1.1...........	Defined Terms.........................................................................................	2
1.2...........	Currency.................................................................................................	12
1.3...........	Sections and Headings.............................................................................	12
1.4...........	Gender....................................................................................................	13
1.5...........	References to Vendor..............................................................................	13
1.6...........	Accounting Principles.............................................................................	13
1.7...........	Entire Agreement....................................................................................	13
1.8...........	Time of Essence......................................................................................	13
1.9...........	Applicable Law.......................................................................................	13
1.10.........	Severability..............................................................................................	14
1.11.........	Successors and Assigns...........................................................................	14
1.12.........	Amendment and Waivers........................................................................	14
1.13.........	Schedules................................................................................................	14

Article 2......... PURCHASE AND SALE OF PURCHASED ASSETS............................. 15

2.1...........	Purchased Assets....................................................................................	15
2.2...........	Purchased Trademarks............................................................................	16
2.3...........	Sections and Headings.............................................................................	16
2.4...........	Gender....................................................................................................	17

Article 3......... PURCHASE PRICE..................................................................................... 17

3.1...........	Purchase Price........................................................................................	17
3.2...........	Payment of the Purchase Price................................................................	18
3.3...........	Working Capital Adjustment...................................................................	19
3.4...........	Subsequent Adjustments.........................................................................	20
3.5...........	Allocation of Purchase Price...................................................................	20
3.6...........	ETA Election..........................................................................................	20
3.7...........	Transfer Taxes........................................................................................	20
3.8...........	Income Tax Election...............................................................................	20

Article 4......... ASSUMPTION OF LIABILITIES............................................................... 21

4.1...........	Assumption of Certain Liabilities by the Purchaser................................	21
4.2...........	Excluded Liabilities................................................................................	21

Article 5......... REPRESENTATIONS AND WARRANTIES RELATING TO

                        THE VENDOR.............................................................................................. 23

5.1...........	Organization............................................................................................	23
5.2...........	Authorization...........................................................................................	23
5.3...........	Execution and Binding Obligation..........................................................	23
5.4...........	No Other Agreements to Purchase..........................................................	23
5.5...........	No Violation............................................................................................	23
5.6...........	Sufficiency of the Purchased Assets.......................................................	24
5.7...........	Title to Purchased Assets........................................................................	24
5.8...........	Real Property..........................................................................................	25
5.9...........	Leased Stores.........................................................................................	25
5.10.........	Store Leases...........................................................................................	26
5.11.........	Purchased Inventory................................................................................	28
5.12.........	Location of Purchased Business..............................................................	28
5.13.........	Location of Purchased Inventory............................................................	28
5.14.........	Intellectual Property................................................................................	28
5.15.........	Computer Programs................................................................................	29
5.16.........	Insurance.................................................................................................	29
5.17.........	No Expropriation.....................................................................................	30
5.18.........	Agreements and Commitments...............................................................	30
5.19.........	Compliance with Laws............................................................................	31
5.20.........	Permits....................................................................................................	31
5.21.........	Consents and Approvals..........................................................................	31
5.22.........	Financial Statements................................................................................	32
5.23.........	Financial Information..............................................................................	32
5.24.........	Absence of Changes................................................................................	32
5.25.........	Non-Arm's Length Transactions.............................................................	33
5.26.........	Taxes......................................................................................................	34
5.27.........	Litigation..................................................................................................	35
5.28.........	Residency................................................................................................	35
5.29.........	GST Registration.....................................................................................	35
5.30.........	Environmental...........................................................................................	35
5.31.........	Product Warranties..................................................................................	37
5.32.........	Employee Plans.......................................................................................	37
5.33.........	Employees...............................................................................................	38
5.34.........	Employee Accruals..................................................................................	39
5.35.........	No Liabilities...........................................................................................	39
5.36.........	Full Disclosure........................................................................................	39

Article 6......... REPRESENTATIONS AND WARRANTIES RELATING TO THE

                        TRADEMARK VENDOR........................................................................... 40

6.1...........	Organization..............................................................................................	40
6.2...........	Authorization...........................................................................................	40
6.3...........	Execution and Binding Obligation..........................................................	40
6.4...........	No Other Agreements to Purchase..........................................................	40
6.5...........	No Violation...........................................................................................	40
6.6...........	Title to Purchased Trademarks................................................................	41
6.7...........	Infringement............................................................................................	41
6.8...........	Status of Purchased Trademarks.............................................................	41
6.9...........	Compliance with Laws............................................................................	41
6.10.........	Consents and Approvals.........................................................................	41
6.11.........	Litigation.................................................................................................	42
6.12.........	Residency...............................................................................................	42
6.13.........	GST Registration....................................................................................	42
6.14.........	Full Disclosure........................................................................................	42

Article 7......... REPRESENTATIONS AND WARRANTIES RELATING TO AMERICAN

                        EAGLE CANADA AND GP.......................................................................... 43

7.1...........	Organization............................................................................................	43
7.2...........	Authorization...........................................................................................	43
7.3...........	Execution and Binding Obligation..........................................................	43
7.4...........	No Violation...........................................................................................	43
7.5...........	Full Disclosure........................................................................................	44

Article 8......... REPRESENTATIONS AND WARRANTIES OF THE PURCHASER... 44

8.1...........	Organization..............................................................................................	44
8.2...........	Execution and Binding Obligation..........................................................	44
8.3...........	Authorization.............................................................................................	45
8.4...........	No Violation............................................................................................	45
8.5...........	Consents and Approvals..........................................................................	45
8.6...........	Investment Canada..................................................................................	45
8.7...........	GST Registration.....................................................................................	45

Article 9......... SURVIVAL OF REPRESENTATIONS AND WARRANTIES................ 46

9.1...........	Survival of Representations and Warranties...........................................	46

Article 10....... COVENANTS................................................................................................ 46

10.1...........	Access to Purchased Business.................................................................	46
10.2...........	Return of Computer Hardware and Computer Programs........................	47
10.3...........	Transitional Services...............................................................................	47
10.4...........	Consent to Assign Store Leases..............................................................	48
10.5...........	Xerox Lease............................................................................................	48
10.6...........	Release under Store Leases.....................................................................	48
10.7...........	Robson Street Store................................................................................	48
10.8...........	Inventory Count.......................................................................................	49
10.9...........	Payment of Purchased Inventory.............................................................	49
10.10.........	Inventory On Order.................................................................................	49
10.11.........	Sales of Inventory....................................................................................	49
10.12.........	Insurance.................................................................................................	49
10.13.........	Permits....................................................................................................	50
10.14.........	Employee Discounts................................................................................	50
10.15.........	Delivery of Books and Records...............................................................	50
10.16.........	Financial Statements of the Vendor Group.............................................	50
10.17.........	Conduct of Purchased Business Prior to Closing....................................	50
10.18.........	Undertaking re Business Name..............................................................	52
10.19.........	Delivery of Conveyancing Documents...................................................	52
10.20.........	Retail Sales Tax Certificates...................................................................	52
10.21.........	Delivery of Vendor's Closing Documentation........................................	52
10.22.........	Delivery of Purchaser's Closing Documentation....................................	53
10.23.........	Employees...............................................................................................	53
10.24.........	Employee Plans.......................................................................................	54
10.25.........	Vendor's Access to Information..............................................................	55

Article 11....... CONDITIONS OF CLOSING...................................................................... 55

11.1...........	Conditions of Closing in Favour of the Purchaser..................................	55
11.2...........	Conditions of Closing in Favour of the Vendor......................................	58

Article 12....... CLOSING DATE AND TRANSFER OR POSSESSION........................... 59

12.1...........	Transfer...................................................................................................	59
12.2...........	Place of Closing.......................................................................................	59
12.3...........	Further Assurances..................................................................................	59
12.4...........	Waiver of Bulk Sales Act........................................................................	60
12.5...........	Risk of Loss............................................................................................	60

Article 13....... INDEMNIFICATION................................................................................... 60

13.1...........	Indemnification by the Vendor................................................................	60
13.2...........	Indemnification by the Purchaser............................................................	61
13.3...........	Notice of Claim......................................................................................	61
13.4...........	Direct Claims..........................................................................................	62
13.5...........	Third Party Claims..................................................................................	62
13.6...........	Settlement of Third Party Claims............................................................	63
13.7...........	Co-operation...........................................................................................	63
13.8...........	Limitations...............................................................................................	63
13.9...........	Other Remedies.......................................................................................	64

Article 14....... MISCELLANEOUS...................................................................................... 64

14.1...........	Notices....................................................................................................	64
14.2...........	Consultation.............................................................................................	65
14.3...........	Disclosure................................................................................................	65
14.4...........	Assignment by Purchaser........................................................................	66
14.5...........	Counterparts and Facsimile.....................................................................	67

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT made the 22nd day of November, 2004,

BETWEEN:

6295215 CANADA INC.,
a corporation existing under the laws of Canada
(the "Purchaser")

- and -

BLUENOTES LIMITED PARTNERSHIP
a limited partnership formed under the
laws of the Province of Ontario
(the "Vendor")

- and -

RETAIL LICENSING COMPANY
a corporation existing under the laws
of the State of Nevada
(the "Trademark Vendor")

- and -

AMERICAN EAGLE OUTFITTERS
CANADA CORPORATION,
an unlimited liability company existing
under the laws of the Province of Nova Scotia
("American Eagle Canada")

- and -

3049463 NOVA SCOTIA ULC,
an unlimited liability company existing under
the laws of the Province of Nova Scotia
("GP")

WHEREAS the Vendor carries on business in Canada as a specialty retailer that designs, markets and sells the Bluenotes/Thriftys brand of clothing and operates Bluenotes/Thriftys retail stores (the "Purchased Business");

 AND WHEREAS all other remaining assets of the Vendor that are used exclusively in connection with its separate American Eagle clothing division and its National Logistics Services division (the "Other Divisions") will be retained by the Vendor and are not subject to the terms of this Agreement;

AND WHEREAS GP is the general partner, and American Eagle Canada is the limited partner, of the Vendor;

AND WHEREAS American Eagle Canada and GP have agreed to provide certain representations, warranties and indemnities in favour of the Purchaser relating to the Vendor, the Trademark Vendor and the Purchased Business and are parties to this Agreement for such purpose;

AND WHEREAS the Trademark Vendor is the registered and beneficial owner of, among others, the Bluenotes and Thriftys trademarks and has agreed to sell and assign to the Purchaser and the Purchaser has agreed to purchase from the Trademark Vendor all of the Trademark Vendor's right, title and interest in and to such trademarks on and subject to the terms and conditions contained in this Agreement;

AND WHEREAS the Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor all of the Vendor's right, title and interest in and to the assets of the Vendor which relate to the Purchased Business, on and subject to the terms and conditions contained in this Agreement;

THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the Parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

Article 1
INTERPRETATION

1.1             Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below:

(a)                "Absent Employees" has the meaning set out in section 5.33(b);

(b)               "Act" means the Canada Business Corporations Act, as the same may be amended from time to time and any successor legislation thereto;

(c)                "Actual Working Capital Amount" means the difference between the actual Working Capital Assets and the actual Working Capital Liabilities calculated in accordance with section 3.3 (except that with respect to pro rations relating to the Store Leases, a reasonable estimate will be used for purposes of calculating the Actual Working Capital Amount and pro rations will be subsequently trued up pursuant to section 3.4);

(d)               "Affiliate" has the meaning given to that term in the Act;

(e)                "Arbitrator" has the meaning set out in subsection 3.3(d);

(f)                 "Associate" has the meaning given to that term in the Act;

(g)                "Assumed Contracts" means all of the Contracts referred to in subsection 2.1(a), Schedule 7, Schedule 10, Schedule 11, Schedule 13 and Schedule 15, which for greater certainty excludes the Xerox Lease and the lease respecting the Excluded Leased Store;

         (h)               "Assumed Contract Summaries" means the summaries prepared by the Vendor of all of the Assumed Contracts and provided to the Purchaser, a copy of which are attached as Schedule 11, and "Assumed Contract Summary" means any one of the foregoing;

           (i)              "Assumed Liabilities" has the meaning set out in section 4.1;

          (j)              "Business Day" means any day, other than a Saturday or a Sunday or any statutory or civic holiday in the cities of Toronto, Ontario or Warrendale, Pennsylvania;

          (k)             "Claim" has the meaning set out in section 13.3;

(l)               "Closing" means the closing of the purchase and sale of the Purchased Assets and the Purchased Trademarks and the assumption of the Assumed Liabilities on the Closing Date, with effect as of the Effective Time, in accordance with the terms of this Agreement;

(m)             "Closing Date" means December 5, 2004 or such other date as the Vendor and the Purchaser may mutually agree in writing;

(n)               "Closing Date Amount" has the meaning set out in subsection 3.1(b)(i);

(o)               "Commissioner" means the Commissioner of Competition under the Competition Act;

(p)               "Competition Act" means the Competition Act (Canada), as the same may be amended from time to time and any successor legislation thereto;

          (q)               "Competition Act Approval" means the earlier of:

                    (i)                 the issuance of an advance ruling certificate by the Commissioner under the Competition Act; or

                    (ii)                both of:

(A)   the waiver by the Commissioner of the obligation of the Parties to comply with the      "notifiable transactions" provisions in Part IX of the Competition Act; and

                                        (B)   the issuance by the Commissioner of a "no action" letter in a form satisfactory to Purchaser's counsel;  or

                    (iii)               both of:

                                        (A)   the expiration of the applicable waiting period under section 12.3 of the Competition Act; and

                                        (B)   the issuance by the Commissioner of a "no action" letter in a form satisfactory to Purchaser's counsel; or

(iv)              in the event the Commissioner makes application under section 92 of the Competition Act to the Competition Tribunal for an order under the Competition Act, a decision issued by the Competition Tribunal that the proposed transaction contemplated under the Agreement does not prevent or lessen, or is not likely to prevent or lessen, competition substantially.

(r)               "Computer Programs" means any and all computer systems, including hardware, software, firmware, middleware, software libraries, software tools, the object and source codes relating thereto and the design, technical and user documentation relating thereto used by the Vendor in whatever form and media in the conduct and operation of the Purchased Business;

(s)                "Confidentiality Agreement" means the confidentiality agreement between American Eagle Outfitters, Inc. and Jaytex of Canada Limited dated September 14, 2004;

(t)                 "Contract" means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument, arrangement, engagement or other commitment, whether written or oral;

(u)                "Copyright" means all registered and unregistered copyright, including applications and registrations, relating to the Purchased Business, including the artwork identified in Schedule 15;

(v)                "Effective Time" means 12:01 a.m. (Toronto time) on the Closing Date;

(w)               "Employee Plan" has the meaning set out in subsection 5.32(a);

(x)                "Employees" has the meaning set out in subsection 5.33(a);

(y)                "Employment Legislation" means all Laws relating to employment, including without limitation, the Ontario Labour Relations Act, the Ontario Human Rights Code, the Occupational Health and Safety Act (Ontario), the Pay Equity Act (Ontario), the Employment Standards Act (Ontario), the Pension Benefits Act (Ontario), the Workplace Safety Act, the Employment Insurance Act (Canada), as the foregoing may be amended from time to time, any successor legislation thereto and any analogous legislation in force in all other jurisdictions of Canada in which the Vendor carries on business or is otherwise subject to;

(z)              "Encumbrance" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

(aa)            "Environmental Laws" has the meaning set out in subsection 5.30(a);

(bb)           "Environmental Permits" has the meaning set out in subsection 5.30(b);

(cc)            "Estimated Working Capital Amount" means the difference between the Vendor's estimate of the Working Capital Assets and the Working Capital Liabilities, communicated to the Purchaser in accordance with subsection 3.3(a);

(dd)           "ETA" means Part IX of the Excise Tax Act (Canada), as the same may be amended from time to time and any successor legislation thereto and any analogous provincial legislation;

(ee)            "Excluded Assets" has the meaning set out in section 2.3;

(ff)             "Excluded Employees" means each of Mary Chino, Fred Grover, Robin Gray and Chris Fiore, who will remain in the employ of the Vendor, the Absent Employees and the Robson Store Employees;

(gg)            "Excluded Leased Store" means the store leased by the Vendor located at 1176 Robson Street, Vancouver, B.C.;

(hh)            "Excluded Liabilities" has the meaning set out in section 4.2;

(ii)              "Execution Date" means the date of this Agreement;

(jj)              "Final Amount" means an amount equal to the aggregate of $1.55 per unit of Remaining Inventory;

(kk)           "Financial Information" means the financial records and information relating to the Purchased Business and the Vendor Group provided by American Eagle Outfitters, Inc. to Jaytex of Canada Limited or the Purchaser, including that which is attached as Schedule 1;

(ll)               "Financial Statements" means the unaudited interim financial statements of the Vendor as at and for the eight month period ended October 2, 2004, a copy of which is annexed hereto as Schedule 2;

(mm)         "Governmental Authority" means: (i) any multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, agency, tribunal, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, having jurisdiction over the Party or Person in question;

(nn)            "GST" means all taxes payable under the ETA or under any provincial legislation similar to the ETA, and any reference to a specific provision of the ETA or any such provincial legislation shall refer to any successor provision thereto of like or similar effect;

(oo)           "Hazardous Substances" has the meaning set out in subsection 5.30(a);

(pp)           "Head Office" means the Bluenotes/Thriftys office facility located at 150 Ferrand Drive, Toronto, Ontario leased by the Vendor from 1422451 Ontario Inc. pursuant to a lease agreement between the Vendor and 1422451 Ontario Inc. dated December 27, 2000;

(qq)           "Head Office Employees" means Employees employed at the Head Office other than Regional Directors, District Managers, Acting District Managers and Area Managers;

(rr)             "Indemnified Party" has the meaning set out in section 13.3;

(ss)            "Indemnifying Party" has the meaning set out in section 13.3;

(tt)             "Industrial Design" means any industrial designs or similar rights, including applications and registrations, of or relating to the Purchased Business, including the designs identified in Schedule 15;

(uu)            "Intellectual Property" has the meaning set out in subsection 2.1(f);

(vv)           "Interim Period" has the meaning set forth in section 10.7(a);

(ww)        "Inventory In-Transit" means all merchandise and inventory of the Purchased Business  that has been received in Canada by the Vendor but is in a transportation lane en route to the National Logistics Services warehouse in Mississauga and not entered into the receiving system;

(xx)            "Inventory On Hand" means all merchandise and inventory of the Purchased Business (excluding samples, damaged merchandise or layaways) (i) physically located at any National Logistics Services warehouse and entered into the receiving system, (ii) in transit from the  National Logistics Services warehouse in Mississauga to another National Logistics Services warehouse, the Leased Stores or the Head Office or (iii) physically located at the Leased Stores or the Head Office;

(yy)           "Inventory On Order" means all merchandise and inventory to be used in the Purchased Business that has been ordered but not yet received in Canada by the Vendor, including all merchandise and inventory on ocean transit to the Vendor;

(zz)            "Inventory On Order Amount" means the aggregate invoice amount for the Inventory On Order;

(aaa)         "Knowledge of the Trademark Vendor" means: (i) the actual knowledge of Irwin Bain, President of the Trademark Vendor; or (ii) the knowledge that would have been obtained, within the scope of the foregoing individual's responsibilities, after reasonable inquiry of individuals who directly report to him and are known to him to have specialized knowledge of the subject matter at issue;

(bbb)       "Knowledge of the Vendor" means: (i) the actual knowledge of any of Fred Grover, President, Chris Fiore, Chief Operating Officer or Graham Canning, Chief Financial Officer of the Vendor; or (ii) the knowledge that would have been obtained, within the scope of the foregoing individuals' responsibilities, after reasonable inquiry of individuals who directly report to them and are known to them to have specialized knowledge of the subject matter at issue;

(ccc)         "Laws" means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings, awards, policies, guidelines and general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which the word is used;

(ddd)       "Leased Stores" has the meaning set out in subsection 5.9(a) ;

(eee)        "Letter of Intent" means the letter of intent dated October 19, 2004 between American Eagle Outfitters, Inc. and the Purchaser in respect of the subject matter of this Agreement;

(fff)          "Limited Partnership Agreement" means the limited partnership agreement dated January 9, 2004 between the Vendor, GP and American Eagle Canada which established and governs the Vendor;

(ggg)         "Losses" means, in respect of any matter, all losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter;

(hhh)         "Material Adverse Change" means any change, effect or circumstance, of any nature, that is or would be reasonably likely to:

(i)        have a material adverse effect on:

(A)              the financial condition or results of operations of the Purchased Business, taken as a whole;

(B)              the Purchased Assets, taken as a whole; or

(C)              the Principal Trademarks; or

(ii)                prevent, materially delay or materially impair the transactions contemplated by this Agreement;

(iii)           "Material Contracts" means any contract used in the Purchased Business (other than a Contract of employment or a purchase order for inventory) involving aggregate payments to or by the Vendor Group in excess of $2,000 per month and which cannot be terminated without penalty on less than 60 days notice, all of which Contracts are identified in Schedule 10;

(jjj)          "Net Sale Proceeds" means the gross sale price net of point-of-sale discounts without deduction for gift cards gift certificates or store credits; and for greater certainty, "Net Sale Proceeds" does not include any amount on account of Taxes collected in connection with the sale;

(kkk)       "Non-Assignable Contract" means an Assumed Contract:

(i)                  an assignment or attempted assignment of which would constitute a breach thereof;

(ii)                an assignment or attempted assignment of which would constitute a breach thereof without the consent of a third party and such consent has not been obtained;

(iii)               in respect of which the remedies for the enforcement thereof available to the Vendor would not pass to the Purchaser; or

(iv)              an assignment of which would contravene any Law;

(lll)          "Other Divisions" has the meaning set out in the recitals to this Agreement;

(mmm)    "Patents" means all patents, the inventions claimed therein and all applications therefor of or relating to the Purchased Business, including patents which may be issued out of such applications (including divisions, reissues, renewals, re-examinations, continuations, continuations in part and extensions) applied for or registered in any jurisdiction, including those issued patents and patent applications identified in Schedule 15;

(nnn)        "Parties" means, collectively, all of the parties to this Agreement, being the Purchaser (or any assignee of the Purchaser if this Agreement is assigned in accordance with section 14.4) and the Vendor Group, and "Party" means any one of the Parties;

(ooo)       "Payment Term" means the period of time commencing on the Effective Time and ending on April 2, 2005;

(ppp)       "Permitted Encumbrances" means the Encumbrances listed in Schedule 23;

(qqq)       "Permits" has the meaning set forth in subsection 2.1(h);

(rrr)        "Person" means a natural person, partnership, limited liability partnership, corporation, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity;

(sss)        "Petty Cash" means the petty cash funds of the Purchased Business at the Head Office at the Effective Time;

(ttt)         "Prepaid Expenses" means all prepaid expenses made by the Vendor under the Assumed Contracts, a description of which is contained in Schedule 4, and which, for greater certainty, does not include expenses relating to hangers, store supplies, photoshoot expenses, in-store graphics, office supplies, advertising, catalogues or similar expenses;

(uuu)         "Principal Trademarks" means the registered Canadian trade-marks for "Thrifty's" and "Bluenotes", including without limitation, the goodwill associated therewith and the right to sue for past infringement and retain any damages as a result of such action including related logos and other commercial symbols, the particulars of which are set out in Schedule 5;

(vvv)        "Prime Rate" means, as of any particular date of determination, the rate declared by Canadian Imperial Bank of Commerce as its variable annual rate of interest for demand loans in Canadian dollars to its commercial customers in Canada;

(www)      "Purchase Price" means the aggregate of the Purchased Asset Amount and the Purchased Trademark Amount;

(xxx)         "Purchased Asset Amount" has the meaning set out in section 3.1;

(yyy)         "Purchased Assets" has the meaning set out in section 2.1;

(zzz)          "Purchased Business" has the meaning ascribed to such term in the recitals to this Agreement;

(aaaa)        "Purchased Inventory" means, collectively, the Inventory On Hand and the Inventory In-Transit;

(bbbb)       "Purchased Inventory Amount" has the meaning set out in subsection 3.1(b)(ii);

(cccc)        "Purchased Trademark Amount" has the meaning set out in subsection 3.1(a);

(dddd)      "Purchased Trademarks" means all of the Trademarks registered or applied for in the name of a member of the Vendor Group in Canada and the United States and used or proposed to be used by a member of the Vendor Group in the Purchased Business, including without limitation, the goodwill associated therewith and the right to sue for past infringement and retain any damages as a result of such action including logos and other commercial symbols used or proposed to be used in the Purchased Business, the particulars of which are set out in Schedule 5;

(eeee)       "Remaining Inventory" means the units of Purchased Inventory remaining unsold and on hand at the Leased Stores, the Excluded Leased Store and the National Logistics Services warehouse as of the close of business on the date of the expiry of the Payment Term, as reflected on the books and records of the Purchaser, without taking into account a reserve for shrinkage;

(ffff)          "Robson Store Employees" means those Employees who work principally at the Excluded Leased Store;

(gggg)       "Replacement Plans" has the meaning set out in subsection 10.24(b);

(hhhh)       "Retail Value" means the Net Sale Proceeds received by the Purchaser for the Purchased Inventory sold during the Payment Term;

(iiii)           "Schedule" means a schedule attached to this Agreement;

(jjjj)          "Store Floats" means the cash on hand in the store registers at the Leased Stores at the Effective Time;

(kkkk)      "Store Leases" has the meaning set out in subsection 5.10(a);

(llll)           "Store Lease Summaries" means the summaries of all of the Store Leases prepared by the Vendor and provided to the Purchaser, a copy of which are attached as Schedule 7 and "Store Lease Summary" means any one of the foregoing;

(mmmm)    "Sublease" has the meaning ascribed to such term in subsection 11.1(g);

(nnnn)        "Tax Act" means the Income Tax Act (Canada), as the same may be amended from time to time and any successor legislation thereto;

(oooo)       "Tax Returns" means, without limitation, returns, reports, declarations, designations, elections, undertakings, waivers, notices, filings, information returns, forms, statements and any other documents or material relating to Taxes;

(pppp)       "Taxes" means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever imposed by any Governmental Authority, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof including, without limitation, those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, consumption, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, payroll, employment, health, social services, development, occupation, education and social security taxes, all surtaxes, all customs duties countervail, anti-dumping and import and export taxes, all licence, franchise and registration fees; all provincial workers' compensation payments, and all employment insurance, health insurance and Canada, Quebec and other government pension plan premiums;

(qqqq)      "Technical Information" means all right, title and interest of the Vendor Group in and to all know-how used in the Purchased Business;

(rrrr)         "Third Party IT Contracts" means those Contracts between the Vendor and third parties which relate to the Computer Programs licensed or leased by third parties to the Vendor and used in the Purchased Business, including but not limited to development agreements, consulting agreements, maintenance agreements, source code escrow agreements, licence agreements and distribution agreements, as identified in Schedule 15;

(ssss)        "Time of Closing" means 10:00 a.m. (Toronto time) on the Closing Date, or such other time on the Closing Date as the Vendor and the Purchaser may mutually determine;

(tttt)           "Terminated Employees" has the meaning set out in subsection 10.23(c);

(uuuu)       "Trademarks" means all trade-marks, trade-mark applications, trade-mark registrations, trade names, service marks, service mark registrations and applications, designs, graphics, logos and other commercial symbols;

(vvvv)       "Transferred Employees" has the meaning set out in subsection 10.23(a);

(wwww)   "Vendor Group" means, collectively, the Vendor, the Trademark Vendor, American Eagle Canada and GP;

(xxxx)       "Warehousing and Distribution Agreement" has the meaning set out in subsection 11.1(i);

(yyyy)       "WAR Report" means the most current weekly activity report of the Vendor.  A copy of the most current WAR Report as of the Execution Date is attached as Schedule 3;

(zzzz)        "WSIB" means the Workplace Safety and Insurance Board under the Workplace Safety Act;

(aaaaa)     "Working Capital Assets" means the book value (as determined in accordance with generally accepted accounting principles (unless limited by the meaning of Prepaid Expenses as defined herein) applied on the same basis as and using the same accounting policies used in preparation of the Financial Statements) as of the Closing Date of the following:

(i)                  Prepaid Expenses;

(ii)                Store Floats;

(iii)               Petty Cash; and

(iv)              a reasonable estimate of the Vendor's pro rata share of amounts prepaid under the Store Leases, including in respect of minimum and percentage rent, real estate taxes, insurance, advertising funds, CAM and utilities.

(bbbbb)    "Working Capital Liabilities" means the book value as (as determined in accordance with generally accepted accounting principles applied on the same basis as and using the same accounting policies used in preparation of the Financial Statements) of the Closing Date of the liabilities of the Purchased Business in connection with the following:

(i)                  credit notes;

(ii)                layaway goods;

(iii)               gift cards and gift certificates issued to customers in the ordinary course of the Purchased Business;

(iv)              a reasonable estimate of the Vendor's pro rata share of amounts which will be due to landlords under the Store Leases, including in respect of minimum and percentage rent, real estate taxes, insurance, advertising funds, CAM and utilities, for periods up to the Closing Date;

(ccccc)        "Working Capital Statement" has the meaning set out in subsection 3.3(b);

(ddddd)       "Workplace Safety Act" means the Workplace Safety and Insurance Act (Ontario), as the same may be amended from time to time, any successor legislation thereto and any analogous legislation in force in all other jurisdictions of Canada in which the Vendor carries on business;

(eeeee)         "Xerox Lease" means the lease agreement dated February 18, 2001 between Bluenotes Limited and Xerox Canada Ltd. in connection with mail room and other services provided to the Vendor; and

(fffff)             "Xerox Sublease" has the meaning set out in section 10.5.

1.2             Currency

Unless otherwise indicated, all dollar amounts in this Agreement are expressed in Canadian funds.

1.3             Sections and Headings

The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, section, subsection or Schedule refers to the specified Article, section or subsection of or Schedule to this Agreement.

1.4             Gender

In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders.

1.5             References to Vendor

If any reference to a member of the Vendor Group as the owner of an asset, as a party to a Contract or as the recipient or user of a right or benefit (in each case used in the Purchased Business) is incorrect as another member of the Vendor Group owns such asset, is a party to such Contract or receives or uses such right or benefit (in each case used in the Purchased Business), then the reference shall be deemed to mean such member of the Vendor Group.

1.6              Accounting Principles

Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles which have been established in the United States of America.

1.7              Entire Agreement

Other than the Confidentiality Agreement, which shall survive and continue, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes the Letter of Intent and all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided herein and in the Confidentiality Agreement.  The Purchaser agrees jointly and severally with Jaytex of Canada Limited to be bound by, observe, discharge and perform every covenant, obligation, term and condition on the part of Jaytex of Canada Limited set out in the Confidentiality Agreement to the same extent as though the Purchaser had been originally named as a party to the Confidentiality Agreement together with Jaytex of Canada Limited.

1.8               Time of Essence

Time shall be of the essence of this Agreement.

1.9               Applicable Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

1.10            Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.11            Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties and, where the context so permits, their respective successors and permitted assigns. Subject to section 14.4, a Party may not assign any of its rights or obligations hereunder without the prior written consent of the other Parties.

1.12            Amendment and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on a Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

1.13             Schedules

The following Schedules, once completed, delivered and approved by the Parties, shall be attached to and form part of this Agreement:

Schedule 1       -           Financial Information

Schedule 2       -           Financial Statements

Schedule 3       -           WAR Report

Schedule 4       -           Prepaid Expenses
Schedule 5       -           Purchased Trademarks
Schedule 6       -           Leased Stores
Schedule 7       -           Store Lease Summaries

Schedule 8       -           Other Agreements
Schedule 9       -           Equipment
Schedule 10     -           Material Contracts
Schedule 11     -           Assumed Contract Summaries
Schedule 12     -           Absence of Changes

Schedule 13     -           Employee Matters

Schedule 14     -           Non-Arms Length Transactions

Schedule 15     -           Intellectual Property
Schedule 16     -           Allocation of Purchase Price
Schedule 17     -           Location of Purchased Assets
Schedule 18     -           Insurance Policies
Schedule 19     -           Legal and Regulatory Proceedings
Schedule 20     -           Regulatory Consents
Schedule 21     -           Third Party Consents
Schedule 22     -           Environmental Matters

Schedule 23     -           Permitted Encumbrances

Article 2
PURCHASE AND SALE OF PURCHASED ASSETS

2.1             Purchased Assets

Subject to the provisions of this Agreement, the Vendor Group agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendor Group, on the Closing Date with effect as of the Effective Time, the undertaking and all of the right, title and interest of the Vendor Group in and to the property and assets used in connection with or otherwise relating to the Purchased Business (other than the Excluded Assets), whether real or personal, tangible or intangible, of every kind and description and wheresoever situate (collectively, the "Purchased Assets"), including without limitation, the following assets of the Vendor Group used in the Purchased Business:

(a)                Agreements. All rights and benefits under the Material Contracts, employment agreements, and other Contracts not otherwise referred to in this section 2.1, including without limitation, the Assumed Contracts but not including the Xerox Lease or the lease respecting the Excluded Leased Store;

(b)               Books, Records and Commercial Materials. All books, records and commercial materials (other than the original corporate and divisional financial and tax records relating to the Purchased Business and those books and records required by Law to be retained by the Vendor, copies of which will be provided to the Purchaser at the Time of Closing), including without limitation, customer lists, supplier lists, sales records, files, planning and costing information, price lists and catalogues, sales literature, marketing and advertising material, manufacturing data, production records, employee manuals, employee records, supply records, inventory records, operating manuals and correspondence files (together with, in the case of any such information which is stored electronically, the media and hard drives on which the same is stored);

(c)                Hardware and Software. All Computer Programs and databases, including all rights under licences and other agreements or instruments relating thereto;

(d)               Equipment. All equipment, fixtures, chattels, furniture, furnishings, parts, and other fixed assets, including without limitation, the assets described in Schedule 9;

(e)                Goodwill. All goodwill, together with the exclusive right for the Purchaser to represent itself as carrying on the Purchased Business in succession to the Vendor and the right to use any words indicating that the Purchased Business is so carried on, including the exclusive right to use the names "Bluenotes" and "Thriftys" as part of the name or style under which the Purchased Business or any part thereof is carried on by the Purchaser;

(f)                 Intellectual Property. All intellectual property rights of or pertaining to the Purchased Business, including: (i) all Copyrights and Industrial Designs, and all work-in-progress and all archives of artwork designs and drawings generated by the Vendor's design department or purchased by the Vendor that relate to the Purchased Business and all tangible and digital representations and copies thereof; (ii) all designs, graphics, logos and other commercial symbols owned by a member of the Vendor Group; (iii) all Patents; (iv) all domain names, websites, email addresses owned by the Vendor in respect of the Purchased Business; (v) all Third Party IT Contracts; (vi) all renewal, modifications and extensions of any of items (i) through (vi), and including those set forth on Schedule 15 and any instruments relating to the foregoing (collectively, the "Intellectual Property");

(g)                Inventory. All Purchased Inventory;

(h)                Licences and Permits. All licences, permits, approvals, consents, registrations, certificates and other authorizations by or from any Governmental Authority, (collectively, the "Permits");

(i)                  Store Leases. All rights and benefits (as lessee) under Store Leases, together with all leasehold improvements relating thereto; and

(j)                 Working Capital Assets.  All Working Capital Assets.

2.2              Purchased Trademarks

Subject to the provisions of this Agreement, the Trademark Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Trademark Vendor, on the Closing Date with effect as of the Effective Time, the Purchased Trademarks.

2.3              Excluded Assets

The Purchased Assets shall not include any of the following property and assets used in connection with or otherwise relating to the Purchased Business in respect of the period of time prior to the Effective Time  (collectively, the "Excluded Assets"):

(a)                Cash. All cash, other than Store Floats and Petty Cash;

(b)               Financial Records. Original corporate and divisional financial and tax records, provided that copies shall be provided to the Purchaser in accordance with subsection 2.1(b);

(c)                Taxes. All income tax installments paid by the Vendor and the right to receive any refund of Taxes paid by the Vendor;

(d)               Accounts Receivable.  All accounts receivable owing to the Vendor;

(e)                Insurance Policies. The insurance policies that are maintained by the Vendor;

(f)                 Licenses and Permits. The extra-provincial business and tax licenses and permits  in the name of the Vendor;

(g)                Utility Deposits.  All deposits with local utilities.; and

(h)                Other Divisions. Assets owned or used by American Eagle Canada and/or GP to provide services to Purchaser under the Transitional Services Agreement and Warehousing and Distribution Agreement but subject to the rights of the Purchaser under such agreements.

2.4              Non-Assignable Contracts

(a)                Neither this Agreement nor any Closing document shall constitute or be construed as an assignment or an attempted assignment of any Non-Assignable Contract.  The Vendor shall hold all rights or entitlements of the Vendor under all Non-Assignable Contracts in trust for the exclusive benefit of the Purchaser and shall provide the Purchaser the benefit of any such Non-Assignable Contract, provided that the Vendor shall perform and discharge all obligations arising or accruing with respect thereto during such period, at the expense of the Purchaser.

(b)               Nothing contained herein shall be construed to negate or diminish, as between the Vendor and the Purchaser, the Vendor's covenants and obligations to transfer, and assign to the Purchaser the Assumed Contracts as provided in this Agreement.

Article 3
PURCHASE PRICE

3.1               Purchase Price

(a)                Purchased Trademark Amount. The purchase price (the "Purchased Trademark Amount") payable by the Purchaser to the Trademark Vendor for the Purchased Trademarks, exclusive of all applicable sales and transfer taxes, shall be an amount equal to $2,000,000, which shall be paid to the Trademark Vendor in accordance with subsection 3.2(a).

(b)               Purchased Asset Amount. Subject to the adjustments provided for in subsection 3.3(e) and section 3.4, the aggregate purchase price (the "Purchased Asset Amount") payable by the Purchaser to the Vendor for the Purchased Assets, exclusive of all applicable sales and transfer taxes, shall be equal to the sum of:

(i)                  $13,000,000, plus or minus an amount equal to the Estimated Working Capital Amount (the "Closing Date Amount");

(ii)                50% of the Retail Value plus the Final Amount (the "Purchased Inventory Amount") as at the expiry of the Payment Term; and

(iii)               the aggregate value of the Assumed Liabilities.

which shall be paid to the Vendor in accordance with subsection 3.2(b).

3.2               Payment of the Purchase Price

The Purchase Price shall be paid and satisfied by the Vendor in accordance with the following:

(a)                Purchased Trademark Amount.

(i)                  At the Time of Closing, the Purchaser shall pay the Trademark Vendor the Purchased Trademark Amount by certified cheque or bank draft payable to or to the order of the Trademark Vendor.

(ii)                The Purchaser shall be entitled to deduct and withhold from the Purchased Trademark Amount any taxes, charges, deductions or withholdings, now or hereafter imposed or levied under the Tax Act or the similar law of any province of Canada, provided that the Purchaser is compelled by law to make such deductions or withholding and further provided it remits same to the applicable Governmental Authority in accordance with such Law.

(b)               Purchased Asset Amount.

(i)                  At the Time of Closing, the Purchaser shall pay to the Vendor the Closing Date Amount by certified cheque or bank draft payable to or to the order of the Vendor;

(ii)                The Purchaser covenants that it will make: (i) payments on each Tuesday of every week during the Payment Term and April 5, 2005 of a portion of the Purchased Inventory Amount equal to 50% of the Retail Value applicable to the previous week ending on a Saturday; and (ii) in addition to the last payment in (i) above on April 5, 2005, a final payment upon the expiry of the Payment Term equal to the Final Amount, and the Purchaser shall have no right of set-off against such payments. For these purposes, where inventory sold has a common SKU, it shall be treated as being sold on a FIFO basis;

(iii)               At the Time of Closing, the Purchaser shall satisfy a portion of the Purchased Assets Amount equal to the value of the Assumed Liabilities by its assumption of the Assumed Liabilities; and

(iv)              After Closing the following payments shall be made:

(A)              with respect to the working capital adjustment calculated pursuant to section 3.3, and within the time frame provided for in subsection 3.3(e) following Closing, if applicable, the Purchaser shall pay the Vendor the amount referred to in subsection 3.3(e)(i), or the Vendor shall pay the Purchaser the amount referred to in subsection 3.3(e)(ii), as the case may be; and

(B)              from time to time following Closing, the adjustments for amounts due to or from the Vendor from or to landlords in respect of the Leased Stores which constitute further working capital adjustments, shall be paid by the Vendor to the Purchaser or by the Purchaser to the Vendor, as the case may be, in accordance with section 3.4 until all such adjustments have been settled between the Vendor and the Purchaser.

3.3               Working Capital Adjustment

(a)                At least three Business Days prior to the Closing Date the Vendor shall deliver to the Purchaser a statement summarizing its estimate of the Working Capital Assets and the Working Capital Liabilities and its calculation of the Estimated Working Capital Amount.

(b)               On or before the sixtieth day following the Closing Date, the Vendor shall calculate the Actual Working Capital Amount and shall deliver to the Purchaser a statement of the Actual Working Capital Amount (the "Working Capital Statement").

(c)                The Purchaser shall have a period of thirty days from the date it receives the Working Capital Statement in which to review the same. If no objection to the Working Capital Statement is given to the Vendor by the Purchaser within such thirty day period, the Working Capital Statement shall be deemed to have been approved as of the last day of such thirty day period.

(d)               If the Purchaser objects to the Working Capital Statement within such thirty day period by giving notice to the Vendor setting out in reasonable detail the nature of such objection, the Parties agree to attempt to resolve the matters in dispute within fifteen days from the date the Purchaser gives such notice to the Vendor. If all matters in dispute are resolved by the Parties, the Working Capital Statement shall be modified to the extent required to give effect to such resolution and shall be deemed to have been approved as of the date of such resolution. If the Parties cannot resolve all matters in dispute within such fifteen day period, all unresolved matters shall be submitted to an independent auditor mutually acceptable to both Parties (the "Arbitrator") for resolution, and the Arbitrator shall be given access to all materials and information reasonably requested by it for such purpose. The rules and procedures to be followed in the arbitration proceedings shall be determined by the Arbitrator in its discretion. The Arbitrator's determination of all such matters shall be final and binding on both Parties and shall not be subject to appeal by either Party. The fees and expenses of the Arbitrator shall be borne equally by the Vendor and the Purchaser. The Working Capital Statement shall be modified to the extent required to give effect to the Arbitrator's determination and shall be deemed to have been approved as of the date of such determination.

(e)                Within two Business Days after the Working Capital Statement is deemed to have been approved in accordance with this section 3.3:

(i)                  if the Actual Working Capital Amount exceeds the Estimated Working Capital Amount, the Purchaser shall pay the Vendor an amount equal to such excess, together with interest thereon at the Prime Rate from the date following the Closing Date to but excluding the date of payment, on account of an adjustment to the Closing Date Amount, and

(ii)                if the Actual Working Capital Amount is less than the Estimated Working Capital Amount, the Vendor shall pay the Purchaser an amount equal to such excess, together with interest thereon at the Prime Rate from the date following the Closing Date to but excluding the date of payment on account of an adjustment to the Closing Date Amount.

3.4              Subsequent Adjustments

Where the Vendor's actual pro rata share of amounts due to or from it from or to landlords allowed for in the working capital adjustment in section 3.3 differs from the estimated amount of such pro rata share of amounts due to landlords, that difference is payable or receivable, as the case may be, by the Purchaser and the Vendor, respectively.

3.5               Allocation of Purchase Price

The Vendor, the Trademark Vendor and the Purchaser agree to allocate the Purchase Price among the Purchased Assets and the Purchased Trademarks in accordance with Schedule 16 and to report the sale and purchase of the Purchased Assets and the Purchased Trademarks for all federal, provincial and local tax purposes in a manner consistent with such allocation.

3.6                ETA Election

The Purchaser and the Vendor shall, on the Closing Date, elect jointly under subsection 167(1) of the ETA and corresponding provincial legislation, in the form prescribed for the purposes of that subsection, in respect of the sale and transfer of the Purchased Assets hereunder. The Purchaser shall file such elections with Canada Revenue Agency or the appropriate Governmental Authority not later than the last day on which it is required to file its first return for its reporting period which includes the Closing Date.

3.7                Transfer Taxes

The Purchaser shall be liable for all provincial sales taxes, if any, with respect to the purchase of the Purchased Assets and the Purchased Trademarks and shall self-assess in respect of such amounts and remit the same to the applicable Governmental Authority as required by law.

3.8                Income Tax Election

The Purchaser and the Vendor agree to elect jointly to have the rules in subsection 20(24) of the Tax Act, and any equivalent or corresponding provision under applicable provincial or territorial tax legislation, apply to the obligations of the Vendor in respect of undertakings which arise from the operation of the Business and to which paragraph 12(1)(a) of the Tax Act applies. The Purchaser and the Vendor acknowledge that the Vendor is transferring assets to the Purchaser which have a value equal to the elected amount as consideration for the assumption by the Purchaser of such obligations of the Vendor.

Article 4
ASSUMPTION OF LIABILITIES

4.1                Assumption of Certain Liabilities by the Purchaser

Subject to the provisions of this Agreement, the Purchaser agrees to assume, pay, satisfy, discharge, perform and fulfil, from and after the Effective Time, the following obligations and liabilities of the Vendor in connection with the Purchased Business arising in the ordinary course after the Effective Time (the "Assumed Liabilities"):

(a)                the Assumed Contracts;

(b)               obligations and liabilities respecting the Transferred Employees, subject to subsection 10.23(c) and subsection 10.23(d);

(c)                the Inventory On Order Amount; and

(d)               Working Capital Liabilities.

4.2              Excluded Liabilities

The Parties acknowledge and agree that the Purchaser is not assuming any liability or obligation of any of the Vendor Group in relation to the Purchased Business or otherwise except for the Assumed Liabilities that are expressly and specifically provided for in this Agreement (the "Excluded Liabilities"). For greater certainty and without limiting the foregoing, but subject to section 4.1, the Excluded Liabilities include, and the Purchaser shall not assume any obligation or liability under and shall not be liable for any Losses in respect of any of the following:

(a)                the operations of the Purchased Business up to the Effective Time;

(b)               any liability under a Contract relating to the Purchased Business that is not an Assumed Contract, including for greater certainty, the lease of the Excluded Leased Store;

(c)                any liabilities under the Assumed Contracts that accrue during or that are attributable to the period preceding the Effective Time, including without limitation, any liabilities that relate to a breach by the Vendor of its obligations thereunder;

(d)               any liabilities relating to the Excluded Leased Store, including without limitation, all operating, sale and maintenance expenses;

(e)                any amounts owing by the Vendor to any supplier or other third party for Purchased Inventory;

(f)                 any liabilities relating to the Xerox Lease;

(g)                any liabilities in respect of Taxes of the Vendor Group excluding the real estate tax liabilities of the tenant arising under the Store Leases relating to the period after the Effective Time;

(h)                any liabilities relating to the Purchased Business arising prior to or relating to the period prior to the Effective Time that have not been disclosed to the Purchaser in writing;

(i)                  any cause of action relating to the Purchased Business, the Purchased Assets or the Purchased Trademarks that arises prior to the Effective Time;

(j)                 any environmental contamination or pollution arising from the operations of the Purchased Business or relating to any of the Purchased Assets prior to the Effective Time;

(k)               the employment of the Employees by the Vendor (subject to the Purchaser's recognition of Employees' service as recognized by the Vendor pursuant to subsection 10.23(a)), including without limitation, wages, accrued vacation pay, employee benefits, Taxes and all other amounts owing to such Employees or otherwise accruing during or attributable to the period preceding the Effective Time, notwithstanding any subsequent employment of the Employees by the Purchaser;

(l)                  the Excluded Employees and those Employees who do not accept the Purchaser's offer of employment, including without limitation, any wages, severance pay, accrued vacation pay, accrued statutory holiday pay, employee benefits, Taxes and other amounts owing to such Employees;

(m)              any duties, taxes, interest and penalties levied by a Governmental Authority relating to any importation or exportation of Purchased Assets that occurred prior to the Effective Time;

(n)                any fees or expenses or other amounts owed to suppliers and contractors for goods and services provided to the Purchased Business prior to the Effective Time; and

(o)               product warranty, product liability and other claims and obligations respecting products sold by the Vendor in connection with the Purchased Business up to the Effective Time.

Article 5
REPRESENTATIONS AND WARRANTIES
RELATING TO THE VENDOR

Each member of the Vendor Group jointly and severally represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Assets:

5.1             Organization

The Vendor is a limited partnership organized and validly existing under the laws of the Province of Ontario, is in good standing and has all necessary power and capacity to carry on the business presently conducted by it, to own and dispose of the Purchased Assets, to execute and deliver this Agreement and to carry out the terms and conditions of this Agreement to the full extent.

5.2             Authorization

The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Vendor.

5.3               Execution and Binding Obligation

This Agreement has been duly executed and delivered by the Vendor and is a legal, valid and binding obligation of the Vendor, enforceable against it by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

5.4                No Other Agreements to Purchase

No Person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Assets, other than in connection with the sale of inventory in the ordinary course of business.

5.5              No Violation

The execution and delivery of this Agreement by the Vendor and the consummation of the transactions herein provided for will not result in:

(a)                a breach or violation of any of the provisions to, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Vendor under:

(i)                  any Contract to which the Vendor is a party or by which it is or its properties are bound;

(ii)                any provision of the of the Limited Partnership Agreement or resolutions of the limited partner of the Vendor;

(iii)               any judgment, decree, order or award of any court, Governmental Authority or arbitrator having jurisdiction over the Vendor;

(iv)              any Permit held by the Vendor or necessary to the operation of the Purchased Business; or

(v)                any Laws;

(b)               the creation or imposition of any Encumbrance on any of the Purchased Assets.

5.6              Sufficiency of the Purchased Assets

(a)                The Purchased Assets, the Xerox Sublease, the Warehousing and Distribution Agreement and the rights and benefits accruing to the Purchaser under the Transitional Services Agreement, together with the Purchased Trademarks, include all assets, rights and contractual arrangements (other than working capital) necessary to enable the Purchaser to operate and carry on the Purchased Business immediately after the Effective Time in the same manner as it was conducted by the Vendor prior to the Time of Closing.

(b)               All of the Purchased Assets are in good condition and, if applicable, are in saleable condition or in a state of good repair and maintenance, reasonable wear and tear expected.

(c)                During the two years preceding the Execution Date, there has not been any significant interruption of operations (being an interruption of more than one day) of the Purchased Business due to inadequate maintenance of machinery or equipment included in the Purchased Assets.

(d)               With the exception of Inventory In-Transit, all the tangible assets of the Purchased Business are situated at the National Logistics Services warehouses, the Head Office and at the locations set out in Schedule 17.

5.7               Title to Purchased Assets

(a)                The Purchased Assets include all of the assets set forth on or reflected on the Financial Statements, other than assets acquired since the date of the Financial Statements or inventory sold or otherwise disposed of in the ordinary course of business since the date of the Financial Statements.

(b)               No Person, other than the Vendor and the Trademark Vendor, owns any property or assets that are being used in the Purchased Business except for the personal property leased by the Vendor pursuant to the Assumed Contracts, Store Leases, Home Office Sublease and the assets subject to the Transitional Services Agreement; and

(c)                The Purchased Assets are owned legally and beneficially by the Vendor with good and marketable title thereto, free and clear of all Encumbrances other than Permitted Encumbrances.

5.8              Real Property

The Vendor is not the beneficial or registered owner of any real property that is used in connection with the Purchased Business.

5.9              Leased Stores

(a)                Schedule 6 sets forth the locations of all the retail stores and other real property, other than the Excluded Leased Store, that are used in connection with the Purchased Business and leased by the Vendor (the "Leased Stores").

(b)               All fixtures, improvements and appurtenances situated on the Leased Stores are in good operating condition and in a state of good maintenance and repair and are adequate and suitable for the purposes for which they are currently being used.

(c)                None of the Leased Stores fixtures or any equipment therein, nor the operation or maintenance thereof, violates any provision of any Store Lease or any provision of any Laws.

(d)               Except as described in Schedule 6, the Vendor occupies, and has the exclusive right to occupy and use, the Leased Stores.

(e)                The Leased Stores, the current uses thereof and the conduct of the Purchased Business comply with all Laws, including, without limitation, those dealing with zoning, parking, access, loading facilities, landscaped areas, building construction, fire and public health and safety and Environmental Laws;

(f)                 No alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Leased Stores or to any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works by any Governmental Authority, which alteration, repair, improvement or other work has not been completed, if it is a responsibility of the Vendor Group under a Store Lease and to the Knowledge of the Vendor, no written notification has been given to it of any such outstanding work being ordered, directed or requested, other than those which have been complied with;

(g)                All accounts for work and services performed and materials placed or furnished upon or in respect of the Leased Stores at the request or on behalf of the Vendor have been or will be fully paid and satisfied by the Vendor Group, and no Person is entitled to claim a lien under the Construction Lien Act (Ontario), as the same may be amended from time to time, any successor legislation thereto or any analogous legislation in force in all other jurisdictions of Canada in which the Vendor carries on business, against the Leased Stores or any part thereof, other than current accounts in respect of which the payment due date has not yet passed.  Schedule 6 contains a list of all amounts owed by the Vendor Group for work and services performed and materials placed or furnished upon or in respect of the Leased Stores ;

(h)                There is nothing owing in respect of the Leased Stores by the Vendor to any municipal corporation or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof other than current accounts in respect of which the payment due date has not yet passed;

(i)                  Each of the Leased Stores is fit for its present use, and there are no material or structural repairs or replacements which are necessary or advisable and, without limiting the foregoing, there are no repairs to, or replacements of the roof or the mechanical, electrical, heating, ventilating, air-conditioning, plumbing or drainage equipment or systems which to the Knowledge of the Vendor are necessary or advisable; and none of the Leased Stores is currently undergoing any alteration or renovation nor is any such alteration or renovation contemplated.

5.10            Store Leases

(a)                The Vendor is not a party to any lease or agreement to lease in respect of any real property, whether as lessor or lessee, other than the leases (the "Store Leases") relating to the Leased Stores, as described in Schedule 6.  Schedule 6 sets out the parties to each of the Store Leases, any amendments thereto, their respective dates of execution and expiry dates, any options to renew, the locations of the leased lands and premises and the rent payable thereunder.

(b)               Each of the Store Leases is in good standing and in full force and effect, and neither the Vendor nor to the Knowledge of the Vendor, any other party thereto is in breach of any covenants, conditions or obligations contained therein.

(c)                Except as set out in Schedule 6, none of the Store Leases contain provisions in the nature of the following:

(i)                  deeming a breach or default thereunder to be a default under one or more other Store Leases;

(ii)                rights of termination in favour of a landlord in circumstances other than upon a default by the tenant that has not been cured;

(iii)               obligation on the tenant to restore the condition of the premises to its original state; or

(iv)              the relocation of the Leased Store.

(d)               A Store Lease Summary for each Store Lease has been prepared by the Vendor and delivered to the Purchaser.  Each Store Lease Summary provides an accurate and complete summary of the matters set forth in respect of the applicable Store Lease.

(e)                With respect to the Store Leases:

(i)                  none of them have been altered or amended and has not been terminated or surrendered and is unmodified;

(ii)                each of them fully discloses all aspects of the rights of the landlord and tenant against each other and there are no collateral representations, warranties or other obligations except as set out therein.

(iii)               the Vendor has no claim for the repayment of any monies paid by it pursuant to the Store Lease on account of minimum rent, additional rent or otherwise. The Vendor has no claim, charge, lien, or right of set off for damages or any other claim against the landlord with respect to the minimum rent, additional rent or other amounts due or to become due under the Store Lease, except in the ordinary course;

(iv)              except as set forth in the Store Lease, the Vendor has not been afforded any free rent, partial rent, rent rebates, rent abatements or rent concessions of any kind (collectively, the "Rent Concessions") and all Rent Concessions, if any, have been realized by the Vendor and full rent is now being paid by the Vendor.

(v)                any improvements, alterations, construction and build-outs required by the terms of the Store Lease to be made by the landlord and the Vendor have been made, and all tenant allowances, inducements and other payments, if any, required to be paid to the Vendor by the landlord have been paid in full, except as set forth in the Store Lease;

(vi)              there is no litigation or governmental or municipal proceeding commenced, or to the Knowledge of the Vendor pending or threatened against the Vendor with respect to the Store Lease or the premises demised thereunder;

(vii)             none of them has been assigned nor has the whole or any part of the Leased Store been sublet or licensed to another Person by the Vendor; and

(viii)           since taking possession of the Leased Store, the Vendor has not stored, generated, manufactured, refined, treated, transported, disposed or in any way used materials which are considered Hazardous Substances under applicable Environmental Laws at the Leased Store, except for de minimus quantities incidental to the cleaning or operation of Vendor's business.

(ix)              the Vendor has not granted to the landlord a security interest in the property of the Vendor used in connection with the business operated from the Leased Store demised thereunder, which property constitutes Purchased Assets, as security for the performance of the Vendor's obligations under the Store Lease or otherwise, either under the Store Lease or by any separate agreement or instrument;

(x)                all leasing and other commissions or other payments required to be made to leasing real estate agents or others on or before the Closing Date for securing any Store Lease, excluding renewals thereof, have been or will be paid in full and there exist no outstanding obligations of the Vendor with respect thereto, which are or might be the responsibility or for the account of the Purchaser; and

(xi)              the Vendor has not received any notice that the landlord has assigned the Store Lease or the rent payable thereunder to another Person.

5.11           Purchased Inventory

The inventory levels of the Vendor have been maintained at such amounts as are required for the operation of the Purchased Business as previously conducted and as proposed to be conducted by the Vendor, and such inventory levels are adequate therefor.

5.12           Location of Purchased Business

The Vendor does not carry on business, and the Purchased Business is not operated, at any location other than as shown in Schedule 17.

5.13            Location of Purchased Inventory

                  The Purchased Inventory is physically located either at the Leased Stores, the National Logistics Services warehouses, the Head Office, in transit between such locations or to the National Logistics Services warehouses or the locations specified in Schedule 17.

5.14            Intellectual Property

(a)                Schedule 5 and Schedule 15 contain an accurate, complete and comprehensive list of all Intellectual Property registered or applied for by the Vendor Group in respect of the Purchased Business, setting out, in detail, the relevant dates, reference numbers and jurisdictions of each, being acquired hereunder.  The Vendor Group has all necessary rights and is fully entitled to grant, transfer, assign, sell and convey all rights in and to the Intellectual Property as provided hereunder.  The execution, delivery and performance of this Agreement does not constitute nor will constitute a breach of any of the Intellectual Property of the Vendor nor will result in a breach of, constitute a default under, or requirement limitations of any contractual obligation of the Vendor.

(b)               The Vendor Group is the beneficial owner of the Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances, and, other than shrink-wrap license agreements for "off-the-shelf" software, is not a party to or bound by any Contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property, subject to obtaining consents to transfer under Contracts included in the Intellectual Property. No Person has been granted any interest in or right to use all or any portion of the Intellectual Property.

(c)                Except as set forth in Schedule 19, the conduct of the Purchased Business does not infringe upon the intellectual property rights, domestic or foreign, of any other Person and there are no claims against the Vendor asserting any infringement or breach of any intellectual property rights of any other Person, nor has the Vendor received any notice that the conduct of the Purchased Business, including the use of the Intellectual Property, infringes upon or breaches any intellectual property rights of any other Person, and to the Knowledge of the Vendor, no Person has infringed or violated of any of its rights in the Intellectual Property.

(d)               To the Knowledge of the Vendor there is no state of facts which casts doubt on the validity or enforceability of any of the Intellectual Property.

(e)                The Vendor has provided to the Purchaser a true and complete copy of all material written Contracts and amendments thereto which comprise or relate to the Intellectual Property.

(f)                 The Vendor has used its reasonable efforts to take precautions and to protect the proprietary Technical Information and other proprietary information relating to the Purchased Business.  The proprietary Technical Information has not been disclosed to any other Person other than the Purchaser, its authorized agents and Persons bound by an obligation of confidentiality.

5.15            Computer Programs

(a)                The Vendor takes commercially reasonable precautions to protect the integrity of the Computer Programs used in the Purchased Business.

(b)               The documentation provided by the Vendor in respect of the Computer Programs is sufficient to allow the Purchaser, with the assistance of skilled software professionals possessing experience in this industry and sufficient knowledge of the Computer Programs, to operate the Purchased Business.

5.16            Insurance

(a)                The Vendor has the Purchased Assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Time of Closing.

(b)               Schedule 18 sets out a summary of all insurance policies (specifying the insurer, deductibles, the amount of the coverage, termination/renewal dates, the type of insurance, the policy number and any pending claims thereunder) maintained by the Vendor on the Purchased Assets or personnel and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters or others as to the condition of the Purchased Assets.

(c)                The Vendor is not in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion.

(d)               The Vendor will provide a true copy of each insurance policy referred to in Schedule 18 to the Purchaser prior to the Closing Date.

5.17              No Expropriation

No part of the Purchased Assets has been taken or expropriated by any Governmental Authority, nor has any notice or proceeding in respect thereof been given or commenced, nor to the Knowledge of the Vendor is there any intent or proposal to give any such notice or commence any such proceedings.

5.18              Agreements and Commitments

(a)                Other than the Assumed Contracts and as set forth in Schedule 8, the Vendor is not a party to or bound by any Contract of the Purchased Business or the Purchased Assets, including without limitation:

(i)                  any distributor, sales, advertising, agency or manufacturer's representative Contract;

(ii)                any collective bargaining agreement, voluntary recognition agreement, statutory duty to collective bargain towards a collective agreement or other Contract with any labour union;

(iii)               any written employment or consulting Contract or any other written Contract with any officer, employee or consultant;

(iv)              any profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee or consultant;

(v)                any trust indenture, mortgage, promissory note, loan agreement, guarantee or other Contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

(vi)              any commitment for charitable contributions other than gift boxes for The Kids Help Phone;

(vii)             any Contract for the sale of any assets, other than sales of inventory to customers in the ordinary course of the Purchased Business;

(viii)           any confidentiality, secrecy or nondisclosure Contract (whether the Vendor is a beneficiary or obligor thereunder) relating to any proprietary or confidential information or any non-competition or similar Contract;

(ix)              any licence, franchise or other agreement which relates in whole or in part to any Intellectual Property or to the Purchased Business.

(b)               The Assumed Contracts are used to operate the Purchased Business.

(c)                The Vendor has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Assumed Contract.

(d)               All of the Assumed Contracts are in good standing and in full force and effect, and subject to obtaining required consents, no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a default under any of the foregoing.

(e)                Except as described in Schedule 10, none of the Material Contracts contain provisions providing for the automatic renewal of the Contract or permitting changes to the terms thereof as a result of an assignment of the Contract.

(f)                 Schedule 10 provides an accurate summary of the Material Contracts.

5.19             Compliance with Laws

The Vendor has complied in all material respects with all Laws applicable to the Purchased Business and the Purchased Assets.

5.20             Permits

(a)                There are no licences, permits, approvals, consents, certificates, registrations or authorizations, other than the Permits, necessary to carry on the Purchased Business or own or lease any of the Purchased Assets other than those which will be reflected on a schedule to this Agreement.

(b)               Each Permit is valid, subsisting and in good standing and the Vendor is not in default or breach of any Permit and, to the Knowledge of the Vendor, no proceeding is pending or threatened to revoke or limit any Permit.

5.21            Consents and Approvals

(a)                There is no requirement to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licences, permits, certificates, registrations, consents and approvals described in Schedule 20.

(b)               There is no requirement under any Assumed Contract to which the Vendor is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement instrument or commitment relating to the consummation of the transactions contemplated by this Agreement, except for the notifications, consents and approvals described in Schedule 21.

5.22            Financial Statements

(a)                The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, present fairly in all material respects the assets, liabilities and financial position of the Purchased Business as at the respective dates of the Financial Statements and the sales, earnings and results of operations of the Purchased Business for the respective periods covered by the Financial Statements.

(b)               The Vendor has provided true and complete copies of the Financial Statements to the Purchaser.

5.23            Financial Information

The Financial Information set forth in Schedule 1 and any other financial information relating to the Purchased Business provided by the Vendor to the Purchaser is true and correct in all material respects.

5.24            Absence of Changes

Since the date of Financial Statements and except as disclosed in Schedule 12, the Purchased Business has been carried on only in the ordinary and normal course consistent with past practice and there has not been:

(a)                any Material Adverse Change;

(b)               other than damaged inventory (which is excluded from the "Purchased Assets") any damage, destruction or loss (whether or not covered by insurance) affecting the Purchased Business and/or the Purchased Assets, reasonable wear and tear accepted.

(c)                any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Vendor in connection with the Purchased Business, other than those incurred in the ordinary and normal course of the Purchased Business and consistent with past practice;

(d)               any payment, discharge or satisfaction of any Encumbrance, liability or obligation of the Vendor in relation to the Purchased Business or the Purchased Assets (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than payment of accounts payable and tax liabilities incurred in the ordinary and normal course of business consistent with past practice;

(e)                any employment or labour trouble adversely affecting the Purchased Business or the Purchased Assets, including without limitation, any complaint, investigation or charge under applicable Employment Legislation;

(f)                 any licence, sale, assignment, transfer, disposition, or new Encumbrance on or over any Purchased Assets, other than sales of inventory to customers in the ordinary and normal course of the Purchased Business;

(g)                any general increase or change in the compensation of the Employees (including, without limitation, any increase pursuant to any Employee Plan or commitment), or any increase in any such compensation or bonus payable to any officer, Employee, consultant or agent thereof (having an annual salary or remuneration in excess of $30,000) or the execution of any employment contract with any officer or employee (having an annual salary or remuneration in excess of $30,000), or the making of any loan to, or engagement in any transaction with, any employee, officer or director of the Vendor in relation to the Purchased Business;

(h)                any capital expenditures or commitments relating to the Purchased Business or Purchased Assets in excess of $10,000 in the aggregate;

(i)                  any forward purchase commitments in excess of the requirements of the Purchased Business for normal operating inventories or at prices higher than the current market prices;

(j)                 any forward sales commitments other than in the ordinary and normal course of the Purchased Business or any failure to satisfy any accepted order for goods or services;

(k)               any change in the accounting or Tax practices followed by the Vendor;

(l)                  any change adopted by the Vendor in its depreciation or amortization policies or rates; or

(m)              any change in the credit terms offered to customers of, or by suppliers to, the Purchased Business.

5.25            Non-Arm's Length Transactions

With respect to the Purchased Business, except as set out in Schedule 14:

(a)                the Vendor has not since the date of the Financial Statements made any payment or loan to, or borrowed any moneys from or is otherwise indebted to, any officer, director, employee, shareholder or any other Person not dealing at arm's length with the Vendor (within the meaning of the Tax Act) or any Affiliate or Associate of any of the foregoing, except as disclosed on the Financial Statements and except for usual employee reimbursements and compensation paid in the ordinary course of the Purchased Business;

(b)               the Vendor has not received and does not receive or use any ongoing services, rights or goods from any non arm's length Person, except management services, warehousing and logistics services, information technology services, importation services, legal services, lease administration services and gift card services;

(c)                except for Contracts of employment, the Vendor is not a party to any Contract with any officer, director, Employee, shareholder or any other Person not dealing at arm's length with the Vendor (within the meaning of the Tax Act) or any Affiliate or Associate of any of the foregoing;

(d)               No officer, director or shareholder of the Vendor and no entity which is an Affiliate or Associate of one or more of such individuals:

(i)                  owns, directly or indirectly, any interest in (except for shares representing less than one per cent of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor of the Purchased Business or a lessor, lessee, supplier, distributor, sales agent or customer of the Purchased Business;

(ii)                owns, directly or indirectly, in whole or in part, any property that the Vendor uses in the operations of the Purchased Business, except to the extent that the benefit of which will be provided to the Purchaser pursuant to the Transitional Services Agreement; or

(iii)               has any cause of action or other claim whatsoever against, or owes any amount to, any member of the Vendor Group in connection with the Purchased Business, except for any liabilities reflected in the Financial Statements and claims in the ordinary course of business such as for accrued vacation pay and accrued benefits under Employee Plans.

5.26            Taxes

(a)                Each member of the Vendor Group has duly filed on a timely basis all Tax Returns required to be filed by them and has paid all Taxes which are due and payable, and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it.

(b)               The Vendor has made adequate provision for Taxes payable in respect of the Purchased Business for the current period and any previous period for which Tax Returns are not yet required to be filed.

(c)                There are no actions, suits, proceedings, investigations or claims pending or, to the Knowledge of the Vendor, threatened against the Vendor in respect of Taxes, governmental charges or assessments, nor are any material matters under discussion with any Governmental Authority relating to Taxes, governmental charges or assessments asserted by any such authority.

(d)               The Vendor has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-resident of Canada, the amount of all Taxes and other deductions required to be withheld therefrom, and has paid the same to the proper tax or other receiving officers within the time required under any applicable legislation.

(e)                The Vendor has remitted to the appropriate tax authority, when required by law to do so, all amounts collected by it on account of Taxes, including without limitation, provincial sales taxes, harmonized taxes and GST.

5.27             Litigation

(a)                Except as described in Schedule 19, there are no:

(i)                  actions, suits or proceedings, at law or in equity, by any Person,

(ii)                arbitration or alternative dispute resolution process, or

(iii)               administrative or other proceeding or, to the Knowledge of the Vendor, threatened against or affecting the Vendor at law or in equity or before or by any Governmental Authority,

      in respect of or affecting the Purchased Business and/or the Purchased Assets.

(b)               To the Knowledge of the Vendor there is no ground on which any action referred to in subsection 5.27(a), or a suit or proceeding might be commenced with any reasonable likelihood of success.

(c)                The Vendor is not subject to any judgment, order or decree entered in any lawsuit or proceeding nor has the Vendor settled any claim prior to being prosecuted in respect of it.

(d)               Except as disclosed in Schedule 19, the Vendor is not the plaintiff or complainant in any act, suit or proceeding arising out of or affecting the Purchased Business;

5.28            Residency

The Vendor is a Canadian partnership for the purposes of the Tax Act.

5.29              GST Registration

The Vendor is a registrant for purposes of the ETA whose registration number is 865278907RT0001;

5.30            Environmental

(a)                Except as described in Schedule 22, the Vendor, in respect of the Purchased Business and the Purchased Assets, has been and is in compliance with all Laws, directives and decisions rendered by any ministry, department or administrative or regulatory agency ("Environmental Laws") relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, transport or handling of any pollutants, contaminants, chemicals or industrial toxic or hazardous wastes or substances ("Hazardous Substances");

(b)               The Vendor has obtained all licences, permits, approvals, consents, certificates, registrations and other authorizations under Environmental Laws (the "Environmental Permits") required for the operation of the Purchased Business. Each Environmental Permit is valid, subsisting and in good standing, and the Vendor is not in default or breach of any Environmental Permit and no proceeding is pending or threatened to revoke or limit any Environmental Permit;

(c)                The Vendor, in connection with the Purchased Business, has not used or permitted to be used, except in compliance with all Environmental Laws, any of its property (including the Leased Stores);

(d)               To the Knowledge of the Vendor, no Leased Store is or ever has been insulated with urea formaldehyde insulation, nor do such buildings or structures contain any aluminium wiring or friable asbestos or any other substance containing asbestos;

(e)                The Vendor has never received any notice of, or been prosecuted for an offence alleging, non-compliance with any Environmental Laws, nor has the Vendor settled any allegation of non-compliance short of prosecution. There are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures to be made with respect to the Purchased Business or the Purchased Assets, nor has the Vendor received notice of any of the same;

(f)                 Except as disclosed in Schedule 22, to the Knowledge of the Vendor, there are no pending or proposed changes to Environmental Laws which would render illegal or restrict the manufacture or sale of any product manufactured or sold or any service provided by the Vendor in connection with the Purchased Business;

(g)                The Vendor has not caused or permitted the release, in any manner whatsoever, of any Hazardous Substance on or from any of its properties or assets (including the Leased Stores) utilized in the Purchased Business, or any such release on or from a facility which it previously owned or leased, or any such release on or from a facility owned or operated by third parties but with respect to which the Vendor in connection with the Purchased Business is or may reasonably be alleged to have liability. All Hazardous Substances and all other wastes and other materials and substances used in whole or in part by the Vendor in connection with the Purchased Business or resulting from the Purchased Business have been disposed of, treated and stored in compliance with all Environmental Laws. Schedule 22 identifies all of the locations where Hazardous Substances used in whole or in part by the Vendor in connection with the Purchased Business have been or are being stored or disposed of;

(h)                The Vendor has not received any notice that it is potentially responsible for a federal, provincial, municipal or local clean-up site or corrective action under any Environmental Laws in connection with the Purchased Business. The Vendor, in connection with the Purchased Business, has not received any request for information in connection with any federal, provincial, municipal or local inquiries as to disposal sites; and

(i)                  To the Knowledge of the Vendor, there are no environmental audits, evaluations, assessments, studies or tests relating to the Purchased Business or Purchased Assets.

5.31            Product Warranties

There are no express, written warranties given to purchasers of products supplied by the Vendor in connection with the Purchased Business.

5.32            Employee Plans

(a)                Schedule 13 identifies each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit which is maintained, or otherwise contributed to or required to be contributed to, by the Vendor relating to the Purchased Business or the Purchased Assets for the benefit of Employees or former employees of the Vendor (the "Employee Plans")

(b)               A true and complete copy of each Employee Plan has been furnished to the Purchaser.

(c)                Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any Laws that are applicable to such Employee Plan.

(d)               Except as described in Schedule 13:

(i)                  all contributions to, and payments from, each Employee Plan which may have been required to be made in accordance with the terms of any such Employee Plan, or with the recommendation of the actuary for such Employee Plan, and, where applicable, the Laws of the jurisdictions which govern such Employee Plan, have been made in a timely manner;

(ii)                all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Employee Plan required to be filed with any Governmental Authority or distributed to any Employee Plan participant have been duly filed in a timely manner or distributed;

(iii)               there are no pending investigations by any Governmental Authority involving or relating to any Employee Plan, no threatened or pending claims (except for claims for benefits payable in the normal operation of the Employee Plans), suits or proceedings against any Employee Plan or asserting any rights or claims to benefits under any Employee Plan which could give rise to a liability nor, to the Knowledge of the Vendor, are there any facts that could give rise to any liability in the event of such investigation, claim, suit or proceeding;

(iv)              no notice has been received by the Vendor of any complaints or other proceedings of any kind involving the Vendor or, to the Knowledge of the Vendor, any of the Employees before any Governmental Authority, pension board or committee relating to any Employee Plan or to the Purchased Business or the Purchased Assets; and

(v)                if applicable, the assets of each Employee Plan are at least equal to the liabilities of such Employee Plan based on the actuarial assumptions utilized in the most recent valuation performed by the actuary for such Employee Plan, and neither the Purchaser nor any of its Associates or Affiliates will incur any liability with respect to any Employee Plan as a result of the transactions contemplated by this Agreement.

5.33             Employees

(a)                Schedule 13 contains a complete and accurate list of the names of all Head Office Employees presently employed by the Vendor.  Within three Business Days following the Execution Date, the Vendor shall provide to the Purchaser a list of the names of all individuals who are full-time, part-time or casual employees or individuals engaged on contract to provide employment services or sales or other agents or representatives of the Vendor employed or engaged in the Purchased Business (the "Employees") (other than the Excluded Employees) specifying the length of hire, title or classification and rate of salary or hourly pay and commission or bonus entitlements (if any) for each such Employee.

(b)               The Vendor shall also provide to the Purchaser, Within three Business Days following the Execution Date, a list of all Employees who are presently not at work, including without limitation, those on lay-off as well as those in receipt of benefits under the Workplace Safety Act, long-term disability, statutorily authorized leave (collectively, the "Absent Employees") as well as the reason for their absence, the last day worked and the expected date of return to work.

(c)                Except as described in Schedule 13, there are no complaints, claims or charges outstanding, or to the Knowledge of the Vendor, anticipated, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any tribunal or agency against or in respect of the Vendor under or in respect of any Employment Legislation.

(d)               There are no appeals pending before the WSIB or the Workplace Safety and Insurance Tribunal involving the Vendor;

(e)                All levies, assessments and penalties made against the Vendor pursuant to the Workplace Safety Act have been paid by the Vendor;

(f)                 There has been no change in the rating assessment applicable to the Vendor or the Purchased Business under such legislation during the past five years, except as described in Schedule 13;

(g)                to the Knowledge of the Vendor, no investigation or audit is currently being performed by the WSIB or any other Governmental Authority; and

(h)                all payments required to be made in trust to the Director of Employment Standards in respect of termination and/or severance pay under the Employment Legislation in respect of the Employees have been made.

5.34            Employee Accruals

All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, Canada Pension Plan premiums, wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of the Vendor relating to the Purchased Business.

5.35            No Liabilities

To the Knowledge of the Vendor, there are no liabilities of the Vendor, whether or not accrued and whether or not determined or determinable, in respect of which the Purchaser may become liable on or after the consummation of the transaction herein provided for, other than the Assumed Liabilities.

5.36            Full Disclosure

Neither this Agreement nor any document to be delivered by the Vendor nor any certificate, report, statement or other document furnished by the Vendor to Jaytex of Canada Limited or the Purchaser in connection with the subject matter of this Agreement or the negotiation of this Agreement does not and will not contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.  There has been no event, transaction or information which has come to the attention of the Vendor that has not been disclosed to the Purchaser in writing which could reasonably be expected to be a Material Adverse Change since the date of the Financial Statements.

Article 6
REPRESENTATIONS AND WARRANTIES RELATING
TO THE TRADEMARK VENDOR

Each member of the Vendor Group jointly and severally represents and warrants to the Purchaser as follows and acknowledge that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Trademarks:

6.1               Organization

The Trademark Vendor is incorporated and validly subsisting under the laws of the State of Nevada, is in good standing and has all necessary corporate power and capacity to carry on the business presently conducted by it, to own and dispose of the Purchased Trademarks, to execute and deliver this Agreement and to carry out the terms and conditions of this Agreement to the full extent.

6.2               Authorization

The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Trademark Vendor.

6.3              Execution and Binding Obligation

This Agreement has been duly executed and delivered by the Trademark Vendor and is a legal, valid and binding obligation of the Trademark Vendor, enforceable against it by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

6.4               No Other Agreements to Purchase

No Person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or assignment of the Purchased Trademarks from the Trademark Vendor.

6.5               No Violation

The execution and delivery of this Agreement by the Trademark Vendor and the consummation of the transactions herein provided for will not result in:

(a)                the breach or violation of any of the provisions to or constitute a default under, or conflict with or cause the acceleration of any obligation of the Trademark Vendor under:

(i)                  any Contract to which the Trademark Vendor is a party or by which it is or its properties are bound;

(ii)                any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Trademark Vendor;

(iii)               any judgment, decree, order or award of any court, Governmental Authority or arbitrator having jurisdiction over the Trademark Vendor;

(iv)              any licence, permit, approval, consent or authorization held by the Trademark Vendor; or

(v)                any Laws;

(b)               the creation or imposition of any Encumbrance on any of the Purchased Trademarks.

6.6              Title to Purchased Trademarks

The Principal Trademarks, including all goodwill associated therewith, are legally and beneficially owned by the Trademark Vendor with good and marketable title thereto, free and clear of all Encumbrances, and, to the Knowledge of the Trademark Vendor, the other Purchased Trademarks, whether unregistered, pending or registered, including all goodwill associated therewith, are legally and beneficially owned by the Trademark Vendor with good and marketable title thereto, free and clear of all Encumbrances.

6.7              Infringement

The use of the Principal Trademarks does not infringe upon or breach any intellectual property rights of any Person, and to the Knowledge of the Trademark Vendor, no Person has infringed or violated any of its rights in the Principal Trademarks.

6.8              Status of Purchased Trademarks

To the Knowledge of the Trademark Vendor there is no state of facts which casts doubt on the validity or enforceability of the Principal Trademarks.

6.9              Compliance with Laws

The Vendor has complied with all Laws applicable to the Principal Trademarks.

6.10            Consents and Approvals

There is no requirement to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any Governmental Authority as a condition to the assignment of the Principal Trademarks to the Purchaser, except for the filings, notifications, licences, permits, certificates, registrations, consents and approvals described in Schedule 20.

6.11            Litigation

(a)                Except as described in Schedule 19, there are no:

(i)                  actions, suits or proceedings, at law or in equity, by any Person;

(ii)                arbitration or alternative dispute resolution process; or

(iii)               administrative or other proceeding or, to the Knowledge of the Trademark Vendor, threatened against or affecting the Vendor at law or in equity or before or by any Governmental Authority, in respect of or affecting the Trademark Vendor or the Purchased Trademarks.

(b)               To the Knowledge of the Trademark Vendor there is no ground on which any action referred to in subsection 6.11(a), or suit or proceeding might be commenced with any reasonable likelihood of success.

(c)                The Trademark Vendor is not subject to any judgment, order or decree entered in any lawsuit or proceeding nor has the Vendor settled any claim prior to being prosecuted in respect of it.

(d)               Except as disclosed in Schedule 19, the Trademark Vendor is not the plaintiff or complainant in any act, suit or proceeding arising out of or connected with the Purchased Trademarks.

6.12            Residency

The Trademark Vendor is a non-resident of Canada that does not carry on business in Canada for purposes of the ETA.

6.13            GST Registration

The Trademark Vendor is not a registrant for purposes of the ETA;

6.14            Full Disclosure

Neither this Agreement nor any document to be delivered by the Trademark Vendor nor any certificate, report, statement or other document furnished by the Trademark Vendor in connection with the negotiation of this Agreement does not and will not contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.  There has been no event, transaction or information which has come to the attention of the Trademark Vendor that has not been disclosed to the Purchaser in writing which could reasonably be expected to be a Material Adverse Change respecting the Purchased Trademarks since the date of the Financial Statements.

Article 7
REPRESENTATIONS AND WARRANTIES RELATING TO
AMERICAN EAGLE CANADA AND GP

American Eagle Canada and GP jointly and severally represent and warrant to the Purchaser as follows and acknowledge that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Assets and the Purchased Trademarks:

7.1              Organization

(a)                American Eagle Canada. American Eagle Canada is incorporated and validly subsisting under the laws of the Province of Nova Scotia, is in good standing and has all necessary corporate power and capacity to carry on the business presently conducted by it, to own and dispose of its assets, to execute and deliver this Agreement and to carry out the terms and conditions of this Agreement to the full extent.

(b)               GP. GP is incorporated and validly subsisting under the laws of the Province of Nova Scotia, is in good standing and has all necessary corporate power and capacity to carry on the business presently conducted by it, to own and dispose of its assets, to execute and deliver this Agreement and to carry out the terms and conditions of this Agreement to the full extent.

7.2              Authorization

The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of American Eagle Canada and GP.

7.3              Execution and Binding Obligation

This Agreement has been duly executed and delivered by each of American Eagle Canada and GP and is a legal, valid and binding obligation of each of them, enforceable against each of them by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

7.4              No Violation

The execution and delivery of this Agreement by American Eagle Canada and GP and the consummation of the transactions herein provided for will not result in the breach or violation of any of the provisions to or constitute a default under, or conflict with or cause the acceleration of any obligation of either of American Eagle Canada or GP under:

(a)                any Contract to which either of American Eagle Canada or GP is a party or by which either of them is or their properties are bound;

(b)               any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of either of American Eagle Canada or GP;

(c)                any judgment, decree, order or award of any court, Governmental Authority or arbitrator having jurisdiction over any of American Eagle Canada or GP;

(d)               any licence, permit, approval, consent or authorization held by either of American Eagle Canada or GP; or

(e)                any Laws.

7.5              Full Disclosure

Neither this Agreement nor any document to be delivered by the American Eagle and GP nor any certificate, report, statement or other document furnished by the American Eagle and GP in connection with the negotiation of this Agreement does not and will not contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.  There has been no event, transaction or information which has come to the attention of the American Eagle and GP that has not been disclosed to the Purchaser in writing which could reasonably be expected to be a Material Adverse Change since the date of the Financial Statements.

Article 8
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The Purchaser represents and warrants to the Vendor Group as follows and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with its sale of the Purchased Assets:

8.1             Organization

The Purchaser is a corporation duly incorporated and organized and validly subsisting under the laws of Canada and has all necessary corporate power and capacity to carry on the business presently conducted by it, to own and dispose of its assets, to execute and deliver this Agreement and to carry out the terms and conditions of this Agreement to the full extent

8.2             Execution and Binding Obligation

This Agreement has been duly executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

8.3              Authorization

The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser.

8.4             No Violation

The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions herein provided for will not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchaser under:

(a)                any Contract to which the Purchaser is a party or by which it is bound;

(b)               any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser;

(c)                any judgment, decree, order or award of any court, Governmental Authority or arbitrator having jurisdiction over the Purchaser; or

(d)               any Laws.

8.5              Consents and Approvals

There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement except for the filings, notifications, licenses, permits, certificates, registrations, consents and approvals described in Schedule 20 under the heading "Purchaser's Regulatory Filings".

8.6              Investment Canada

The Purchaser is a Canadian within the meaning of the Investment Canada Act, as the same may be amended from time to time and any successor legislation thereto.

8.7               GST Registration

The Purchaser will be a registrant for purposes of the ETA and will provide its registration number to the Vendor at least two Business Days prior to Closing.

Article 9
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

9.1               Survival of Representations and Warranties

The representations and warranties contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall survive the closing of the transactions contemplated hereby and shall continue for a period of one year following the Execution Date notwithstanding such closing or any investigation made by or on behalf of the Party entitled to the benefit thereof, provided that the representation and warranty set out in Section 5.26 shall survive for a period of three years following the Execution Date and further provided that the representations and warranties set out in Sections 5.1, 5.2, 5.3, 5.7, 6.1, 6.2, 6.3, 6.6, 6.7, 7.1, 7.2, and 7.3 shall survive the Execution Date for an indefinite period of time.

Article 10
COVENANTS

10.1             Access to Purchased Business

(a)                The Vendor and the Trademark Vendor shall forthwith make available to the Purchaser and its authorized representatives and, if requested by the Purchaser, provide a copy to the Purchaser of all title documents, Contracts, financial statements, policies, plans, reports, licences, orders, permits, books of account, accounting records and all other documents, information and data relating to the Purchased Business, the Purchased Assets and the Purchased Trademarks.

(b)               At the request of the Purchaser, the Vendor shall afford the Purchaser and its authorized representatives every reasonable opportunity to have free and unrestricted access to the Purchased Assets and all other property and assets utilized in the Purchased Business.

(c)                At the request of the Purchaser, the Vendor and the Trademark Vendor shall execute such consents, authorizations and directions as may be necessary to permit any inspection of the Purchased Business, any of the Purchased Assets or the Purchased Trademarks to enable the Purchaser or its authorized representatives to obtain full access to all files and records relating to any of the Purchased Assets and the Purchased Trademarks maintained by any Governmental Authority.

(d)               At the Purchaser's request, the Vendor and the Trademark Vendor shall co-operate with the Purchaser in arranging any such meetings as the Purchaser should reasonably request with:

(i)                  the Employees;

(ii)                customers, suppliers, distributors or others who have or have had a business relationship with the Vendor in respect of the Purchased Business; and

(iii)               the auditors, solicitors or any other persons engaged or previously engaged to provide services to the Vendor or the Trademark Vendor who have knowledge of matters relating to the Purchased Business, Purchased Assets or the Purchased Trademarks. In particular, without limitation, the Vendor shall permit the Purchaser's representatives or consultants to conduct all such testing and inspection in respect of environmental matters at such locations of the Purchased Business as the Purchaser may determine, in its sole discretion, as may be required to satisfy the Purchaser in respect of such matters, provided that the Purchaser shall cause no damage to any location of the Purchased Business, and the Vendor shall conduct, in co-operation with the representatives or consultants of the Purchaser, such physical review of the Purchased Assets as is necessary so as to enable the confirmation of the values carried on the balance sheets of the Vendor in respect of such assets, to the reasonable satisfaction of the Purchaser.

(iv)              The exercise of any rights of inspection by or on behalf of the Purchaser under this section 10.1 shall not mitigate or otherwise affect any of the representations and warranties of the other Parties to this Agreement hereunder which shall continue in full force and effect as provided in section 9.1.

10.2            Return of Computer Hardware and Computer Programs

                        At the request of the Purchaser, the Computer Programs owned by the Vendor located in Warrendale, PA, will be returned to the Head Office at the Vendor's expense.

10.3            Transitional Services

On the Closing Date, in conjunction with the consummation of the transactions contemplated in this Agreement, the Vendor and the Purchaser shall enter into a transitional services agreement, on terms satisfactory to the Purchaser and the Vendor (the "Transitional Services Agreement"), for the purpose of achieving the segregation of the American Eagle operations from the operations of the Purchased Business, the relocation of the operations of the Purchased Business to the Head Office and the operation of the Purchased Business on and following the Closing Date, including without limitation, the transition of operating systems, performance of payroll processing services, lease administration and information technology services and the operation and sale of inventory at the Excluded Leased Store, such agreement to be for such period of time as the Purchaser shall require.

10.4            Consent to Assign Store Leases

The Purchaser shall use commercially reasonable efforts, without an obligation to incur any financial costs, to obtain, at or prior to the Time of Closing, landlord consents to the assignment of the Store Leases described in Schedule 21 by the Vendor to the Purchaser on terms and conditions acceptable to the Purchaser, in its sole discretion.

10.5            Xerox Lease

On the Closing Date, in conjunction with the consummation of the transactions contemplated in this Agreement, the Vendor and the Purchaser shall enter into a sublease of the Xerox Lease (the "Xerox Sublease"), or terms and conditions satisfactory to the Vendor and the Purchaser, pursuant to which the Purchaser will obtain the benefits of the Vendor under the Xerox Lease for a period of at least nine months, terminable at the option of the Purchaser following such nine month period upon thirty days notice to the Vendor.  Upon the expiry of the Xerox Sublease, the Purchaser shall have no further obligations to the Vendor in respect of the Xerox Lease.

10.6            Release under Store Leases

The Purchaser shall use commercially reasonable efforts to obtain, within fourteen days following the Execution Date, the release of the Vendor and its Affiliates from all obligations arising after the Effective Time under those Store Leases representing at least 80% of the Leased Stores in number, volume of sales and rent obligations.  In the event the Vendor is released from Store Leases for 80% of the Leased Stores in number, volume of sales and rent obligations, the Vendor shall be solely responsible for all of its expenses and consultants' fees incurred in connection with obtaining the releases and the consents to the assignment of the Store Leases referred to in Schedule 21, otherwise the Vendor and the Purchaser shall each be responsible to pay one half of such expenses and fees of the Vendor.

10.7             Robson Street Store

(a)                The Parties acknowledge and agree that the Vendor will continue to operate the Excluded Leased Store as a Bluenotes/Thriftys store following the Closing Date until January 3, 2005 (the "Interim Period").

(b)               The Vendor shall operate the Leased Store and conduct the business therein in a manner generally consistent with the operations of the Purchaser having regard to the Purchaser's pricing, promotion and sales practices but taking into account the need to liquidate the inventory at the store before the end of the Interim Period.

(c)                The Transitional Services Agreement will contain the terms of a license, on a non-exclusive, royalty free basis, for the Vendor to use the "Bluenotes" and "Thriftys" trademarks in connection with the operations at the Excluded Leased Store during the Interim Period.

(d)               The Vendor shall pay to the Purchaser, upon the expiry of the Interim Period, an amount equal to the 25% of the Net Sale Proceeds of all inventory of the Vendor Group sold at the Excluded Leased Store during the Interim Period.

(e)                Upon the expiry of the Interim Period, the Vendor shall sell, and the Purchaser shall acquire, the remaining inventory located at the Excluded Leased Store at a price equal to $1.55 per unit of inventory.  The Purchaser shall remove, at its cost, the acquired inventory from the Leased Stores upon the expiry of the Interim Period.

10.8            Inventory Count

On the close of business on the date immediately preceding the Closing Date, the Vendor, or its agent, shall conduct a physical audit of the Inventory On Hand and shall deliver to the Purchaser a statement summarizing the actual Inventory On Hand in a format mutually agreed to with the Purchaser.  The Vendor shall consult with the Purchaser and collectively determine the manner in which the inventory count will be performed.  The costs incurred in connection with the inventory audit shall be split equally between the Vendor and Purchaser.

10.9             Payment of Purchased Inventory

The Vendor shall pay all amounts owing to all suppliers or other third parties, when due, in connection with its purchase of the Purchased Inventory.

10.10          Inventory On Order

The Purchaser shall cause to be issued to the Vendor from its banker or other financial services institution a stand-by letter of credit to reimburse the Vendor for its payment obligations to suppliers of Inventory On Order.  The stand-by letter of credit issued on behalf of the Purchaser shall be of an amount equal to the aggregate amount of the Vendor's outstanding letters of credit.  In addition, to the extent that prior to the Closing Date a supplier has drawn on any letter of credit issued by the Vendor with respect to Inventory On Order, the Purchaser shall reimburse the Vendor after Closing for such amount forthwith on notice from the Vendor of same.

10.11         Sales of Inventory

The Purchaser covenants and agrees that during the eight week period following the Closing Date:

(a)                subject to this section 10.11, it shall price and sell the Purchased Inventory in accordance with the WAR Report;

(b)               it will not discount the sale price of the Purchased Inventory otherwise than in accordance with the WAR Report without the consent of the Vendor; and

(c)                it will not sell any inventory at the Leased Stores other than the Purchased Inventory and the Inventory On Order.

10.12          Insurance

The Vendor shall maintain its existing insurance coverage against all Inventory On Order following Closing until such inventory is delivered to the Purchaser.

10.13           Permits

(a)                Within four Business Days prior to the Closing Date, the Vendor shall deliver to the Purchaser a complete and accurate list of all Permits held by or granted to the Vendor.

(b)               Within four Business Days following the Execution Date, the Vendor shall deliver to the Purchaser a true and complete copy of each Permit and all amendments thereto to the Purchaser.

10.14          Employee Discounts

From the Closing Date until December 31, 2004, the Purchaser shall provide the employees of the Vendor with the same employee discount at the Bluenotes and Thriftys stores as that presently provided by the Vendor to its employees, and the Vendor shall provide the Transferred Employees with the same employee discount at the American Eagle and other stores owned by the Vendor as that presently provided by the Vendor to such Employees.

10.15          Delivery of Books and Records

At the Time of Closing, there shall be delivered to the Purchaser by the Vendor all the books and records described in subsection 2.1(b). The Purchaser agrees that it will preserve the books and records so delivered to it for a period of seven years from the Closing Date, or for such longer period as is required by any applicable law, and will permit the Vendor or its authorized representatives reasonable access thereto in connection with the affairs of the Vendor relating to its matters, but the Purchaser shall not be responsible or liable to the Vendor for or as a result of any accidental loss or destruction of or damage to any such books or records.

10.16          Financial Statements of the Vendor Group

Upon execution of this Agreement, each member of the Vendor Group shall deliver to the Purchaser its most recently prepared unaudited interim financial statements signed by an officer of such Vendor Group member.

10.17          Conduct of Purchased Business Prior to Closing

Without in any way limiting any other obligations of the Vendor hereunder, during the period from the Execution Date to the Time of Closing, except with the Purchaser's prior written consent:

(a)                Conduct Business in the Ordinary Course. The Vendor shall conduct the Purchased Business, and the Trademark Vendor shall maintain the Purchased Trademarks, only in the ordinary and normal course consistent with past practice and the Vendor and the Trademark Vendor shall not, without the prior written consent of the Purchaser, enter into any transaction or refrain from doing any action which, if effected before the Execution Date, would constitute a breach of any representation, warranty, covenant or other obligation of the Vendor or the Trademark Vendor contained herein, and the Vendor shall not enter into any material supply arrangements relating to the Purchased Business or make any material decisions or enter into any material contracts with respect to the Purchased Business without the consent of the Purchaser;

(b)               Continue Insurance. The Vendor shall continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect, shall take out, at the expense of the Purchaser, such additional insurance as may be reasonably requested by the Purchaser and shall give all notices and present all claims under all policies of insurance in a due and timely fashion;

(c)                Regulatory Consents. The Vendor, the Trademark Vendor and the Purchaser shall use their best efforts to obtain, at or prior to the Time of Closing, from all appropriate Governmental Authorities, the licences, permits, consents, approvals, certificates, registrations and authorizations described in Schedule 20;

(d)               Contractual Consents. The Vendor and the Purchaser shall use their best efforts to give or obtain, at or prior to the Time of Closing, the notices, consents and approvals described in Schedule 21 other than the necessary consents to the assignment of the Store Leases;

(e)                Preserve Goodwill. The Vendor and the Trademark Vendor shall each preserve intact the Purchased Business, including the Purchased Assets and the Purchased Trademarks and to carry on the Purchased Business as currently conducted, and they shall each promote and preserve for the Purchaser the goodwill of suppliers, customers and others having business relations with them;

(f)                 Continued Employment Terms.  The Vendor shall continue to maintain its present practices with respect to the present terms and conditions pertaining to each Employee.

(g)                Discharge Liabilities. Except as otherwise required herein, the Vendor shall pay and discharge the liabilities of the Vendor relating to the Purchased Business in the ordinary course in accordance and consistent with the previous practice of the Vendor, except those contested in good faith by the Vendor;

(h)                Inventory Orders. The Vendor shall not place any orders for inventory of the Purchased Business without the prior approval of the Purchaser;

(i)                  Taxes.   The Vendor Group shall pay, when due, all Taxes which are due and payable;

(j)                 Corporate Action. Each member of the Vendor Group shall use its best efforts to take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the transfer of the Purchased Assets and the Purchased Trademarks to the Purchaser and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to cause all necessary meetings of directors and shareholders of the Vendor Group to be held for such purpose; and

(k)               Best Efforts. The Vendor and the Purchaser shall use their best efforts to satisfy the conditions contained in Article 11.

10.18          Undertaking re Business Name

The Vendor Group shall deliver to the Purchaser on Closing a written undertaking in form satisfactory to counsel for the Purchaser confirming that:

(a)                the Vendor shall, within one week after the Closing Date, change its partnership name to a name in which the word "Bluenotes" does not form a part; and

(b)               the Vendor Group shall, within two Business Days after the Closing Date, cancel all business name registrations containing the words "Bluenotes", "Thriftys" and any other name included in the Purchased Assets and Purchased Trademarks.

10.19           Delivery of Conveyancing Documents

The Vendor Group shall deliver to the Purchaser all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and any other documentation necessary or reasonably required to transfer and assign the Purchased Assets, the Purchased Trademarks and the Assumed Contracts to the Purchaser with good and marketable title, free and clear of all Encumbrances other than Permitted Encumbrances.

10.20           Retail Sales Tax Certificates

The Vendor shall deliver to the Purchaser certificates issued by the Minister of Revenue of Ontario under subsection 6(1) of the Retail Sales Tax Act (Ontario) and as required under any analogous legislation in force in all other jurisdictions of Canada in which the Vendor carries on or has carried on business.

10.21          Delivery of Vendor's Closing Documentation

(a)                The Vendor shall deliver to the Purchaser six certified copies of the Limited Partnership Agreement and of the resolution authorizing the execution, delivery and performance by the Vendor of this Agreement and any documents to be provided by it pursuant to the provisions hereof. The Vendor shall also execute and deliver or cause to be executed and delivered six copies of such other documents relevant to the closing of the transactions contemplated hereby as the Vendor, acting reasonably, may request

(b)               Each of the Trademark Vendor, American Eagle Canada and GP shall deliver to the Purchaser a certificate of status or good standing and six copies, certified by a senior officer of each member of the Vendor Group as of the Closing Date, of its constating documents and by-laws and of the resolution authorizing the execution, delivery and performance by the Vendor of this Agreement and any documents to be provided by it pursuant to the provisions hereof. The Vendor shall also execute and deliver or cause to be executed and delivered to the Purchaser six copies of such other documents relevant to the closing of the transactions contemplated hereby as the Purchaser, acting reasonably, may request.

10.22          Delivery of Purchaser's Closing Documentation

The Purchaser shall deliver to the Vendor a certificate of status for the Purchaser and YM and six copies, certified by a senior officer of the Purchaser and YM as of the Closing Date, of their constating documents and by-laws and of the resolution authorizing the execution, delivery and performance by the Purchaser and YM of this Agreement and any documents to be provided by their pursuant to the provisions hereof. The Purchaser shall also execute and deliver or cause to be executed and delivered six copies of such other documents relevant to the closing of the transactions contemplated hereby as the Vendor, acting reasonably, may request.

10.23           Employees

(a)                Prior to and effective on the Closing Date, the Purchaser shall offer employment in writing to all of the Employees other than the Excluded Employees, and the Purchaser shall offer employment to the Absent Employees effective on the date of their return to work, on terms and conditions of employment, including but not limited to, salaries, wages, incentive compensation and benefits, which are substantially similar in the aggregate to the existing terms and conditions of employment of the Employees immediately prior to the Closing Date. Any Employee who accepts the Purchaser's offer of employment shall become an employee of the Purchaser (the "Transferred Employees").  The service of the Transferred Employees as recognized by the Vendor shall be recognized by the Purchaser for all purposes.  The offer of employment to the Head Office Employees who are governed by existing written employment agreements with the Vendor shall contain a term that the Employee and the Purchaser will continue to be bound by the termination/severance terms contained in the Employee's existing employment agreement with the Vendor.  The Head Office Employees must execute the offer of employment letter prior to the Closing Date, accepting the terms of the offer.

(b)               All costs, expenses and liabilities relating to the employment of those Employees who do not accept the Purchaser's offer of employment and the termination thereof, including without limitation, wages, severance pay, accrued vacation pay, employee benefits, Taxes and all other amounts owing to such Employees shall be paid and satisfied by the Vendor.

(c)                The Purchaser may terminate the employment of up to forty-six Head Office Employees (the "Terminated Employees"), at any time following the Closing Date but prior to April 2, 2005.  The Vendor shall be afforded an opportunity to transition Terminated Employees to the Vendor's business prior to the termination of their employment.  The Vendor shall be responsible to pay all costs, expenses and liabilities (statutory or at common law), including without limitation, termination pay and severance pay relating to the termination of the employment of the Terminated Employees, unless such costs, expenses or liabilities result from any act made by the Purchaser in bad faith or in violation of any laws.  The Purchaser shall prepare the letter of termination for the Terminated Employees, subject to the prior approval of the Vendor, and the Vendor shall, at its sole expense, be solely responsible for negotiating the settlement of, or defending, any claims with respect to termination pay and/or severance pay related to the Terminated Employees.

(d)               All costs, expenses and liabilities relating to the employment of the Transferred Employees including without limitation, wages, accrued vacation pay, employee benefits, Taxes and all other amounts owing to the Transferred Employees or otherwise accruing during or attributable to the period preceding the Effective Time, shall be paid and satisfied by the Vendor on or prior to the Closing Date or as part of the payroll next following such date.

(e)                The Vendor shall indemnify and hold harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of, in connection with or pursuant to any claims by any Employees with respect to their employment with the Vendor.  The Purchaser shall indemnify and hold harmless the Vendor from and against all Losses suffered or incurred by the Vendor as a result of or arising directly or indirectly out of, in connection with or pursuant to an claims by any Transferred Employees with respect to their employment with the Purchaser.

(f)                 No Employee shall be entitled to any rights under any of the provisions of this Agreement.

(g)                The Vendor shall not attempt in any way to discourage any of the Employees from accepting any offer of employment to be made by the Purchaser which is in compliance with this section 10.23 and shall not solicit the services of any of the Transferred Employees while the Transferred Employee is employed by the Purchaser during the year period following the Closing Date without the consent in writing of the Purchaser, which consent may be unreasonably withheld.

10.24          Employee Plans

(a)                The Purchaser shall not assume any liability for accrued benefits under any of the Employee Plans.

(b)               The Purchaser agrees that it will establish replacement plans (the "Replacement Plans") for the Transferred Employees in respect of their employment by the Purchaser from and after the Time of Closing.

(c)                For the purpose of determining the eligibility of a Transferred Employee for membership or benefits under the Employee Plans and under the Replacement Plans:

(i)                  their period of employment shall include employment with both the Vendor and the Purchaser and shall be deemed not to have been interrupted at the Time of Closing; and

(ii)                their period of membership shall include membership in both the Employee Plans and the Replacement Plans and shall be deemed not to have been interrupted at the Time of Closing, provided that no Transferred Employee shall be entitled to benefits under any disability plan sponsored by the Purchaser in respect of any condition existing at or event occurring prior to the Time of Closing.

(d)               The Transferred Employees shall begin to accrue benefits under the Replacement Plans as of the Effective Time in respect of their employment by the Purchaser.

(e)                The Purchaser agrees to obtain the required approvals of the applicable federal and provincial regulatory authorities in connection with the establishment and registration of the Replacement Plans.

10.25           Vendor's Access to Information

Until reconciliation and payment of the Purchased Inventory Amount in full as contemplated in this Agreement, the Purchaser shall provide weekly reports to Robin Gray, or his replacement as designated by the Vendor, regarding the sale of the Purchased Inventory through the Purchased Business.  The form and content of such reports shall be as agreed upon by the Purchaser and the Vendor from time to time and full access shall be afforded by the Purchaser to Robin Gray, or his replacement, to the sources of information relating to the subject matter of the reports.  The Vendor will employ Robin Gray, or his replacement, for the purpose of reviewing the above-referenced reports and reporting to the Vendor.

Article 11
CONDITIONS OF CLOSING

11.1            Conditions of Closing in Favour of the Purchaser

The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be performed or fulfilled at or prior to the Time of Closing:

(a)                Representations and Warranties. The representations and warranties of the Vendor Group contained in this Agreement shall be true and correct at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of an officer of each member of the Vendor Group, dated the Closing Date, to that effect shall have been delivered to the Purchaser, such certificate to be in form and substance satisfactory to the Purchaser, acting reasonably;

(b)               Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by each member of the Vendor Group at or before the Time of Closing shall have been complied with or performed and a certificate of an officer of each member of the Vendor Group, dated the Closing Date, to that effect shall have been delivered to the Purchaser, such certificate to be in form and substance satisfactory to the Purchaser, acting reasonably;

(c)                Regulatory Consents. There shall have been obtained from all appropriate Governmental Authorities such licences, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Vendor to permit the change of ownership of the Purchased Assets contemplated hereby, including without limitation, the Competition Act Approval, as the foregoing may be amended from time to time and any successor legislation thereto and those described in Schedule 20, in each case in form and substance satisfactory to the Purchaser, acting reasonably;

(d)               Contractual Consents. The Vendor shall have given or obtained the notices, consents and approvals described in Schedule 21 (other than landlord consents to the assignment of the Store Leases) in each case in form and substance satisfactory to the Purchaser, acting reasonably;

(e)                Minimum Purchased Inventory.  The ownership value of the Purchased Inventory as reflected in the WAR Report dated December 4, 2004 shall be equal to or greater than $48,000,000, except as a result of delays in the receipt of inventory;

(f)                 Landlord Consents. The Purchaser shall have obtained:

(i)                  written comfort, in a form and on terms and conditions acceptable to the Purchaser in its sole and absolute discretion, from landlords representing at least 80% of the Leased Stores in number, volume of sales and rent obligations, that such landlords will provide their consent to the assignments by the Vendor to the Purchaser of Store Leases representing 80% of the Leased Stores in number, volume of sales and rent obligations, such consents to be in forms and on terms and conditions, acceptable to the Purchaser in its sole and absolute discretion.  Without limiting the generality of the foregoing, the landlord consents shall fully describe the Store Leases and all amendments thereto, and shall confirm the lease term, the amount of annual base or minimum rent, additional rent and percentage rent payable thereunder, the amount of any prepaid rent or security deposits paid to the landlord thereunder, whether the Store Leases are currently in good standing and whether there are any disputes between the Vendor and the landlord relating to the Store Leases; and

(ii)                with respect to the Store Leases representing no more than 20% of the Leased Stores in number, volume of sales and rent obligations, the certificate of one of the officers of the Vendor referred to in section 1.1(bbb) confirming the lease term, the amount of the annual base or minimum rent, additional rent and percentage rent payable thereunder, the amount of any prepaid rent or security deposits paid to the landlord thereunder, whether the Store Leases are currently in good standing and whether there are any disputes between the Vendor and the landlord relating to the Stores Leases.

(g)                Sublease. The Vendor and the Purchaser shall have entered into a sublease agreement, in a form satisfactory to the Purchaser and the Vendor (the "Sublease"), pursuant to which the Purchaser will sublease the Head Office for a period of one year and otherwise on the terms set forth in the Sublease;

(h)                Transitional Services Agreement. The Vendor shall have entered into the Transitional Services Agreement;

(i)                  Warehousing and Distribution. National Logistics Services shall have entered into a warehousing and distribution agreement (the "Warehousing and Distribution Agreement") with the Purchaser, at the same pricing as currently provided to the Vendor, for a term of not less than four months and thereafter on a month to month basis for up to an additional eight months at the Purchaser's option, in form and content mutually satisfactory to the Purchaser and the Vendor;

(j)                 No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby;

(k)               Partnership Approval. The Vendor shall have provided evidence to the Purchaser of the approval of the transactions contemplated in this Agreement by its partners in accordance with the Limited Partnership Agreement and all applicable Laws;

(l)                  Retail Sales Tax Certificates.  The Vendor shall have delivered to the Purchaser certificates with respect to the period ending up to September 30, 2004 issued by the Minister of Revenue of Ontario under subsection 6(1) of the Retail Sales Tax Act (Ontario) and from other applicable Governmental Authorities as required under any analogous legislation in force in all other jurisdictions of Canada in which the Vendor carries on or has carried on business;

(m)              No Material Damage. No material damage by fire or other hazard to the whole or any material part of the Purchased Assets shall have occurred from the date hereof to the Time of Closing;

(n)                No Material Adverse Change. There shall have been no Material Adverse Change since the date of the Financial Statements;

(o)               Due Diligence. The results of Purchaser's due diligence investigations, including without limitation, its business, financial and legal due diligence and Purchaser's review of the Schedules, shall not reveal any facts or circumstances that would render any representation or warranty of any member of the Vendor Group untrue in a material respect;

(p)               Schedules.  The contents of the Schedules to this Agreement shall be satisfactory to the Purchaser, in its sole discretion; and

(q)               Legal Opinion. The Vendor shall have delivered to the Purchaser a favourable opinion of counsel to the Vendor and counsel to the other members of the Vendor Group in a form and dealing with such matters as is satisfactory to the Purchaser and its counsel, acting reasonably.

If any of the conditions contained in this section 11.1 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Vendor, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, other than the obligations contained in sections 14.2 and 14.3 shall be terminated, provided that the Purchaser may also bring an action pursuant to Article 13 against the Vendor for damages suffered by the Purchaser where the non-performance or non-fulfilment of the relevant condition is as a result of a breach of covenant representation or warranty by any member of the Vendor Group. Any such condition may be waived in whole or in part by the Purchaser without prejudice to any claims it may have for breach of covenant, representation or warranty.

11.2            Conditions of Closing in Favour of the Vendor

The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Vendor, to be performed or fulfilled at or prior to the Time of Closing:

(a)                Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of an officer of the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Vendor, such certificate to be in form and substance satisfactory to the Vendor, acting reasonably;

(b)               Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing shall have been complied with or performed and a certificate of an officer of the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Vendor, such certificate to be in form and substance satisfactory to the Vendor, acting reasonably;

(c)                Regulatory Consents. There shall have been obtained from all appropriate Governmental Authorities such licences, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Purchaser to permit the change of ownership of the Purchased Assets contemplated hereby, including those described in Schedule 20, in each case in form and substance satisfactory to the Vendor;

(d)               Landlord Consents.  The Purchaser shall have obtained landlord consents and estoppel certificates (confirming the status of the applicable Store Lease, deposit (if any) and lease term) from the top five landlords, who collectively represent at least 70% of the Leased Stores;

(e)                Transitional Services Agreement. The Purchaser shall have entered into the Transitional Services Agreement; and

(f)                 Warehousing and Distribution. National Logistics Services shall have entered into a warehousing and distribution agreement with the Purchaser on terms no less favourable than those provided to the Vendor for a period of time of at least twelve months, in form and content mutually satisfactory to the Purchaser and the Vendor;

(g)                Lease Guarantee.  YM shall have delivered to the Vendor a guarantee, in a form satisfactory to the Vendor and the Purchaser, guaranteeing the Purchaser's obligations under those Store Leases to which the Vendor remains a party following the Closing Date;

(h)                No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby; and

(i)                  Schedules.  The contents of the Schedules to this Agreement shall be satisfactory to the Vendor, in its sole discretion.

If any of the conditions contained in this section 11.2 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Vendor, acting reasonably, the Vendor may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, other than the obligations contained in sections 14.2 and 14.3 shall be terminated, provided that the Vendor may also bring an action pursuant to Article 13 against the Purchaser for damages suffered by it where the non-performance or non-fulfilment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Purchaser. Any such condition may be waived in whole or in part by the Vendor without prejudice to any claims it may have for breach of covenant, representation or warranty.

Article 12
CLOSING DATE AND TRANSFER OR POSSESSION

12.1            Transfer

Subject to compliance with the terms and conditions hereof, the transfer of possession of the Purchased Assets shall be deemed to take effect at the Effective Time.

12.2            Place of Closing

The closing shall take place at the Time of Closing at the offices of Gowling Lafleur Henderson LLP, counsel for the Purchaser, Suite 5800, Scotia Plaza, 40 King Street West, Toronto, Ontario, M5H 3Z7.

12.3            Further Assurances

From time to time subsequent to the Closing Date, each Party covenants and agrees that it will at all times after the Closing Date, at the expense of the requesting party, promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other Party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

12.4            Waiver of Bulk Sales Act

The Purchaser and the Vendor waive compliance by the Vendor of the provisions of the Bulk Sales Act (Ontario) and any analogous legislation in force in all other jurisdictions of Canada in which the Vendor carries on business.

12.5            Risk of Loss

(a)                From the Execution Date up to the Effective Time, the Purchased Assets shall be and remain at the risk of the Vendor and the Purchased Trademarks shall be and remain at the risk of the Trademark Vendor.

(b)               If, prior to the Time of Closing, all or any part of the Purchased Assets are destroyed or damaged by fire or any other casualty or shall be appropriated, expropriated or seized by any Governmental Authority, unless the Purchaser terminates its obligations under this Agreement as contemplated by section 11.1, the Purchaser shall complete the purchase without reduction of the Purchase Price, provided that all proceeds of insurance payable to the Vendor (including insurance proceeds for business interruption until such time as the damaged or destroyed Leased Store is rebuilt and/or refurbished) or compensation for expropriation or seizure shall be paid to the Purchaser at the Time of Closing and all right and claim of the Vendor to any such amounts not paid by the Closing Date shall be assigned at the Time of Closing to the Purchaser.

Article 13
INDEMNIFICATION

13.1           Indemnification by the Vendor

Each member of the Vendor Group jointly and severally agrees to indemnify and save harmless the Purchaser from all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with:

(a)                any breach by any of the Vendor Group, or any inaccuracy, of any representation or warranty of a member of the Vendor Group contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

(b)               any breach or non-performance by a member of the Vendor Group of any covenant to be performed by one or more of them which is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

(c)                the use of the Purchased Trademarks up to the Effective Time;

(d)               any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of the Vendor;

(e)                notwithstanding section 12.4, any non-compliance with the Bulk Sales Act (Ontario) or any analogous legislation in force in any other jurisdiction of Canada in which the Vendor carries on business; and

(f)                 the Excluded Liabilities.

13.2            Indemnification by the Purchaser

The Purchaser agrees to indemnify and save harmless the Vendor and the Trademark Vendor from all Losses suffered or incurred by the Vendor as a result of or arising directly or indirectly out of or in connection with:

(a)                any breach by the Purchaser of or any inaccuracy of any representation or warranty contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto;

(b)               any breach or non-performance by the Purchaser of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

(c)                the operations of the Purchased Business after the Time of Closing including, without limitation, any failure by the Purchaser to pay, satisfy, discharge, perform or fulfil any of the Assumed Liabilities.

13.3            Notice of Claim

In the event that a Party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which the other Party (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)                the factual basis for the Claim; and

(b)               the amount of the Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time effectively to contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

13.4            Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both Parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be determined by a court of competent jurisdiction.

13.5             Third Party Claims

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any Person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

13.6            Settlement of Third Party Claims

If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

13.7             Co-operation

The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

13.8            Limitations

The indemnification obligations of the Parties pursuant to this Article 13 shall be subject to the following:

(a)                the limitations mentioned in Article 9 respecting the survival of the representations and warranties of the Parties, after which time, if no Claims have been made against an Indemnified Party with respect to any incorrectness in or breach of any representation and warranty, the Indemnified Party shall have no further liability hereunder with respect to the representation or warranty;

(b)               except for Claims under subsection 13.1(d), subsection 13.1(e), subsection 13.1(f) and subsection 13.2(c) (for all of which no limits apply), an Indemnified Party shall not be required to pay any amount with respect to any individual Claim of less than $5,000;

(c)                except for Claims under subsection 13.1(d), subsection 13.1(e), subsection 13.1(f) and subsection 13.2(c) (for all of which no limits apply), an Indemnified Party shall only be entitled to be indemnified by the Indemnifying Party pursuant to this Article 13 if the aggregate amount claimed in excess of the threshold in subsection 13.8(b), together with all amounts previously claimed by the Indemnified Party so claiming, as applicable, exceeds $300,000, in which event the total amount of such claims shall be due and owing by the Indemnifying Party; and

(d)               except for Claims under subsection 13.1(d), subsection 13.1(e), subsection 13.1(f) and subsection 13.2(c) (for all of which no limits apply), neither the Purchaser nor the Vendor Group shall incur liability under this Article 13 in excess of $15,000,000.

(e)                the Indemnified Party shall not be entitled to double recovery for any Losses even though they may have resulted from the breach of more than one of the representations, warranties, covenants and conditions of the Indemnifying Party in this Agreement;

(f)                 in no event will any Party be liable for any special, indirect, consequential, punitive or aggravated damages; and

(g)                the rights to indemnification under this Article 13 shall not be subject to set-off for any claim by the Indemnifying Party against any Indemnified Party, whether or not arising from the same event giving rise to such Indemnified Party's claim for indemnification.

13.9            Other Remedies

The Parties acknowledge and agree that after Closing the rights of indemnification under this Agreement shall be the sole and exclusive remedy of the Parties hereto with respect to the Purchased Business, this Agreement, any instrument or other document delivered pursuant hereto and the transactions contemplated hereby, except the Transitional Services Agreement; provided that the foregoing shall not limit the right of any Party to bring an action for specific performance or other  equitable remedy for breach or non-performance of a Party's obligations after Closing under this Agreement or any instrument, document or agreement delivered pursuant hereto. Nothing in this Agreement shall affect the obligation of a Party to use best efforts to mitigate its damages.

Article 14
MISCELLANEOUS

14.1            Notices

(a)                Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in Person, or sent by registered mail, charges prepaid, addressed as follows:

(i)                  if to the Purchaser:

50 Dufflaw Road,

Toronto, Ontario

M6A 2W1

Attention:  Michael Gold, President

with a copy to:

Gowling Lafleur Henderson LLP
Suite 5800, 40 King Street West
Toronto, Ontario
M5H 3Z7
Attention: Stephen A. Pike

(ii)                if to any member of the Vendor Group:

c/o American Eagle Outfitters, Inc.
150 Thorn Hill Drive
Warrendale, PA
U.S.A. 15086
Attention: Chief Executive Officer

with a copy to:

Osler, Hoskin & Harcourt LLP
Suite 6100, 1 First Canadian Place
Toronto, Ontario
M5X 1B8
Attention: Andrew J. MacDougall

(b)               Any such notice or other communication delivered by personal delivery shall be deemed to have been given on the day on which it was received or, if mailed, on the fifth Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered by personal delivery.

(c)                Either Party may at any time change its address for service from time to time by giving notice to the other Party in accordance with this section 14.1.

14.2             Consultation

The Parties shall consult with each other before issuing any press release or malting any other public announcement with respect to this Agreement or the transaction contemplated hereby and, except as required by any applicable law or regulatory requirement, no Party shall issue any such press release or make any such public announcement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

14.3           Disclosure

Prior to any public announcement of the transaction contemplated hereby pursuant to section 14.2, no Party shall disclose this Agreement or any aspects of such transaction except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with such transaction and counsel to such institution, or as may be required by any applicable law or any regulatory authority or stock exchange having jurisdiction.

14.4            Assignment by Purchaser

The Purchaser may assign its rights under this Agreement in whole or in part to any other Person; provided, however, that any such assignment shall not relieve the Purchaser from any of its obligations hereunder.

14.5            Force Majeure Event

Any failure or omission by a party in the performance of any obligation under this Agreement arising from any cause or causes beyond the control of such party shall be suspended to the extent and for the period that performance is prevented (to a maximum of three Business Days in respect of obligations for the payment of money) and during such suspension shall not be deemed a breach of this Agreement or create any liability, if the same arises from any cause or causes beyond the control of such party, including, but not limited to, the following, which for purposes of this Agreement shall be regarded as beyond the control of each of the parties hereto: acts of God, fire, storm, flood, earthquake, governmental regulation or direction, acts of a public enemy, war, rebellion, insurrection, riot, terrorism, invasion, strike or lockout; provided that the Party relying on the provisions of this section shall forthwith give to the others notice of such suspension, the reasons therefor and the expected duration thereof.

14.6             Counterparts and Facsimile

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. Delivery of this Agreement by facsimile shall be satisfactory and valid execution and delivery of this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the Parties on the date first written above.

6295215 CANADA INC.

Per:	/s/ Darrell Newman
Name: Darrell Newman, under the
Title: authority of a power of attorney given by
Michael Gold, the President of 6295215 Canada Inc.

BLUENOTES LIMITED PARTNERSHIP by its General Partner 3049463 NOVA SCOTIA ULC

Per:	/s/ Cornelius N. Bulman, Jr.
Name: C. N. Bulman Jr.
Title: Secretary

RETAIL LICENSING COMPANY

Per:	/s/ Irwin A. Bain
Name: Irwin A. Bain
Title: President

AMERICAN EAGLE OUTFITTERS CANADA CORPORATION

Per:	/s/ Cornelius N. Bulman, Jr.
Name: C. N. Bulman Jr.
Title: Secretary

3049463 NOVA SCOTIA INC.

Per:	/s/ Cornelius N. Bulman, Jr.
Name: C. N. Bulman Jr.
Title: Secretary